EXECUTION COPY

STOCK PURCHASE AGREEMENT

Among

INTERFACE, INC.,
INTERFACEFABRIC, INC.,
and
OFFICE FABRICS HOLDING CORP.
Dated as of June 19, 2007

Page

ARTICLE I	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION	1
1.1	Definitions	1
1.2	Interpretation and Rules of Construction	11
ARTICLE II	PURCHASE AND SALE OF SHARES	12
2.1	Purchase and Sale of Shares	12
2.2	The Closing	12
2.3	Purchase Price	12
2.4	Closing Deliveries	16
2.5	Adjustment to Purchase Price	17
2.6	International Acquisitions	18
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLER	19
3.1	Organization	19
3.2	Power and Authorization	20
3.3	Governmental Authorizations	20
3.4	Noncontravention	20
3.5	Capitalization of the InterfaceFABRIC Companies	20
3.6	Title	21
3.7	Financial Statements	21
3.8	Undisclosed Liabilities	22
3.9	Absence of Certain Changes	22
3.10	Real Property	23
3.11	Intellectual Property	25
3.12	Legal Compliance	26
3.13	Tax Matters	26
3.14	Company Employee Plans	27
3.15	Environmental Matters	28
3.16	Contracts	29
3.17	Affiliate Transactions	30
3.18	Employees	30
3.19	Litigation; Governmental Orders	31

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(continued)
Page

3.20	Insurance	31
3.21	Brokers and Other Advisors	31
3.22	Corporate Records	32
3.23	Previous Sales; Warranties	32
3.24	Items on Schedules	32
3.25	No Additional Representations or Warranties	32
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER	33
4.1	Organization	33
4.2	Power and Authorization	33
4.3	Governmental Authorization	33
4.4	Noncontravention	33
4.5	Brokers and Other Advisors	33
4.6	Litigation; Government Orders	34
4.7	Investment Intent	34
4.8	Availability of Funds	34
4.9	No Reliance	34
ARTICLE V	COVENANTS	34
5.1	Conduct of Business	34
5.2	Commercially Reasonable Best Efforts	37
5.3	International Acquisition Agreements; International Closings	38
5.4	Access to Information; Confidentiality	39
5.5	Fees and Expenses	39
5.6	Seller Marks	40
5.7	Press Releases	40
5.8	Employee Benefits	40
5.9	Affiliate Agreements	43
5.10	Transition Services	44
5.11	No Solicitation	44
5.12	Further Assurances	44
5.13	Restrictive Covenants of Seller	45

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(continued)
Page

5.14	Restrictive Covenants of Buyer	47
5.15	Berkshire Agreement	47
5.16	Workers’ Compensation	48
5.17	Licenses and Leases	48
5.18	Title Commitments and Surveys	50
5.19	Unwanted Assets	50
ARTICLE VI	TAX MATTERS	50
6.1	Section 338(h)(10) Election	50
6.2	Transfer Taxes	51
6.3	Proration of Certain Company Taxes	51
6.4	Tax Returns and Reports	52
6.5	Tax Sharing Agreements	52
6.6	Allocation of Certain Taxes	52
6.7	Cooperation	53
6.8	Tax Contests	53
6.9	Certain Post-Closing Settlement Payments and Post-Closing Actions	54
6.10	Tax Treatment of Indemnification Payments	54
ARTICLE VII	CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING	54
7.1	Representations and Warranties	54
7.2	Performance	55
7.3	Officer’s Certificate	55
7.4	Necessary Approvals and Consents; HSR	55
7.5	International Acquisitions	55
7.6	Delivery of Stock Certificates	55
7.7	Legality	55
7.8	Closing Deliveries	55
7.9	Material Adverse Effect	55
7.10	FIRPTA	55
7.11	Transition Marks License Agreement	55

-iii-

(continued)
Page

7.12	Transition Services Agreement	55
7.13	Third Party Licenses	56
7.14	Surveys	56
ARTICLE VIII	CONDITIONS TO THE SELLER’S OBLIGATIONS AT THE CLOSING	56
8.1	Representations and Warranties	56
8.2	Performance	56
8.3	Officer’s Certificate	56
8.4	Necessary Approvals and Consents; HSR	56
8.5	Legality	56
8.6	Transition Marks License Agreement	56
8.7	Transition Services Agreement	56
8.8	Workers Compensation Insurance	57
8.9	Closing Deliveries	57
ARTICLE IX	TERMINATION	57
9.1	Termination of Agreement	57
9.2	Termination of Obligations With Respect to International Acquisitions	58
9.3	Effect of Termination	58
ARTICLE X	INDEMNIFICATION	58
10.1	By the Seller	58
10.2	By the Buyer	59
10.3	Indemnification Procedure; Environmental Matters	59
10.4	Liability Limit	61
10.5	Calculation of Damages	61
10.6	Exclusive Remedy	62
10.7	No Right of Contribution	62
ARTICLE XI	MISCELLANEOUS	62
11.1	Survival	62
11.2	Notices	63

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(continued)
Page

11.3	Succession and Assignment; No Third-Party Beneficiary	64
11.4	Amendments and Waivers	64
11.5	Supplemental Disclosures	64
11.6	Entire Agreement	65
11.7	Schedules	65
11.8	Counterparts	65
11.9	Severability	65
11.10	Headings	65
11.11	Governing Law	65
11.12	Jurisdiction; Venue; Service of Process	65
11.13	Specific Performance	66
11.14	Waiver of Jury Trial	66

-v-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), dated as of June 19, 2007, by and among Interface, Inc., a Georgia corporation (the “Seller”), InterfaceFABRIC, Inc., a Delaware corporation (the “Company”), and Office Fabrics Holding Corp., a Delaware corporation (the “Buyer”).

W I T N E S S E T H

WHEREAS, the Seller is the record and beneficial owner of all of the outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1    Definitions. As used herein, the following terms will have the following meanings:

“338(h)(10) Elections” shall have the meaning set forth in Section 6.1(a).

“Action” shall mean any claim, suit, litigation, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding (whether at law or in equity, whether civil or criminal) to, from, by or before any Governmental Authority.

“Affiliate” shall mean, when used with reference to a specified Person, (a) any Person that directly or indirectly controls or is controlled by or under common control with the specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise, (b) any Person who directly or indirectly beneficially owns at least 50% of any class of the Equity Interests of such specified Person or (c) any Person which such specified Person or an Affiliate (as defined in clauses (a) and (b)) directly or indirectly owns at least 50% of any class of the Equity Interests at such time.

“Agreed Equipment” shall have the meaning set forth in Section 5.17(a).

“Agreed Leases” shall have the meaning set forth in Section 5.17(b).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Arbitrator” shall mean a reputable national or regional independent accounting firm as the Buyer and the Seller may designate by mutual agreement, or failing such agreement, as may be designated by a panel of two reputable national or regional independent accounting firms, one of which is selected by the Buyer and the other of which is selected by the Seller if required. The Buyer and the Seller shall each designate its accounting firm within ten (10) days after demand of the Buyer or the Seller, and their respective designated firms shall mutually designate the Arbitrator within ten (10) days thereafter.

“Berkshire Adjustment” shall have the meaning set forth in Section 5.15 of this Agreement.

“Berkshire Agreement” shall have the meaning set forth in Section 5.15 of this Agreement.

“Berkshire Note” shall have the meaning set forth in Section 5.15 of this Agreement.

“Berkshire Transactions” shall have the meaning set forth in Section 5.15 of this Agreement.

“Business” shall mean the InterfaceFABRIC Companies’ business of developing, designing, manufacturing, marketing or selling seating, panel, curtain and other fabrics and related fabric services.

“Business Day” shall mean any day except Saturday, Sunday or any day on which banks in Atlanta, Georgia, are authorized or required to be closed.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer’s Health Plan” shall have the meaning set forth in Section 5.8(b).

“Camborne Agreement” shall have the meaning set forth in Section 5.14.

“Cash” shall mean cash and cash equivalents.

“Casualty Loss” shall have the meaning set forth in Section 5.01(c).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date on which the Closing actually occurs.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $.01, of the Company.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Employee Plan” shall mean all employee benefit plans, programs, Contracts, policies or arrangements (whether or not in writing, qualified or non-qualified, funded or unfunded, currently effective or terminated) sponsored, maintained or contributed to, or required to be contributed to, by the InterfaceFABRIC Companies, the Seller or any Affiliate of the Seller that cover current or former employees of the InterfaceFABRIC Companies, including all retirement, profit sharing, deferred compensation, severance pay, healthcare, dental, retiree, disability, life insurance, stock option, change-in-control, retention, bonus, incentive, stock purchase, equity-based and fringe benefit plans.

“Company Lease” shall have the meaning set forth in Section 5.17(c).

“Company Leased Equipment” shall have the meaning set forth in Section 5.17(c).

“Compensation” shall mean, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by the Company or its Affiliates to such Person or Affiliates of such Person.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.4(b).

“Contemplated Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the other agreements and documents referred to herein, including (a) the sale and purchase of the Shares and (b) the execution, delivery and performance of this Agreement.

“Contract” shall mean any contract, agreement, lease, license, commitment, note or other commitment, whether oral or written, that is legally binding on such Person or by which any property, business, operation or right of such Person is legally subject or bound.

“Damages” shall have the meaning set forth in Section 10.1.

“Debt” shall mean, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contracts, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, whether or not drawn, (f) for Contracts relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“EBITDA” shall have the meaning set forth in Section 2.3(c).

“EBITDA Holdback Amount” shall have the meaning set forth in Section 2.3(a).

“Encumbrance” shall mean any charge, claim, condition, defect of title, equitable interest, lien, license, lease, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” shall mean, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Condition” shall mean (a) any violation of Environmental Law by any of the InterfaceFABRIC Companies first arising on or before the Closing Date; (b) any Release of a Hazardous Substance first occurring on or before the Closing Date in, on, under or from any property currently or formerly owned, operated or otherwise used by any of the InterfaceFABRIC Companies; or (c) any matter disclosed or required to be disclosed on Schedule 3.15.

“Environmental Laws” shall mean any Law, Permit, Governmental Order, or Contract with any Governmental Authority relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment, (c) the protection of health and the environment, worker health and safety, and/or (d) the manufacture, generation, distribution, formulation, packaging, labeling, handling, transport, use, treatment, storage, disposal or Release of Hazardous Substances, including: the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Hazardous Materials Transportation Act 49 U.S.C. §§ 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. §§ 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. §§ 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Safe Drinking Water Act of 1974, 42 U.S.C. §§ 300(f) et seq.; and the state analogies thereto, all as amended or superseded prior to Closing and any common law doctrine, including negligence, nuisance, trespass, personal injury or property damage, related to or arising out of the presence of, Release of, or exposure to, a Hazardous Substance.

“Equity Interests” shall mean (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contract which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” shall mean the federal Employee Retirement Income Security Act of 1974, as amended.

“Estimated Working Capital” means a good faith estimate of the Net Working Capital as of the Closing Date, prepared and delivered by the Seller to the Buyer by written notice not less than three days prior to the Closing Date, which estimate shall be reasonably acceptable to the Buyer.

“Estimated Working Capital Deficit” shall mean the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital.

“Estimated Working Capital Surplus” shall mean the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital.

“Final Determination of EBITDA” shall have the meaning set forth in Section 2.3(c).

“Final Working Capital Schedule” shall mean the Working Capital Schedule as finally determined pursuant to Section 2.5.

“Financials” shall have the meaning set forth in Section 3.7.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, provided that solely for purposes of Section 2.3 (b)-(i) and computations relating to the EBITDA Holdback Amount, “GAAP” shall mean generally accepted accounting principles in the United States as in effect as of the date of this Agreement.

“Government Order” shall mean any order, writ, judgment, injunction, decree, ruling, determination or award entered by any Governmental Authority.

“Governmental Authority” shall mean any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” shall mean, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a participant in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Substance” shall mean petroleum and its by-products, asbestos, polychlorinated biphenyls, toxic mold as defined by any Governmental Authority, urea formaldehyde, and any hazardous substance, waste or material that is defined as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect in any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnification Claim” shall have the meaning set forth in Section 10.3(a).

“Indemnified Buyer Party” shall have the meaning set forth in Section 10.1.

“Indemnified Seller Party” shall have the meaning set forth in Section 10.2.

“Indemnitee” shall have the meaning set forth in Section 10.3(a).

“Indemnitor” shall have the meaning set forth in Section 10.3(a).

“Insurance Policies” shall have the meaning set forth in Section 3.20.

“Intellectual Property” means all foreign and domestic (a) copyright rights (whether registered or unregistered) and copyright registrations, (b) trademarks (whether registered or unregistered), trade names, trade dress, domain names, and service marks (registered or unregistered), together with the goodwill associated with any of the foregoing, (c) inventions (whether or not patentable), patents, patent applications, trade secrets, proprietary models, formulas, software, databases, websites, know-how, customer information and client lists, and (d) licenses to use any of the foregoing. Intellectual Property owned or licensed for use by any of the InterfaceFABRIC Companies in connection with the Business shall be referred to as “Company Intellectual Property.” Intellectual Property owned by any of the InterfaceFABRIC Companies in connection with the Business shall be referred to as “Company Owned Intellectual Property.”

“InterfaceFABRIC Balance Sheet” shall have the meaning set forth in Section 3.7.

“InterfaceFABRIC Balance Sheet Date” shall have the meaning set forth in Section 3.7.

“InterfaceFABRIC Canada Debt” shall mean the indebtedness of InterfaceFABRIC Canada, Inc./InterfaceTISSU Canada, Inc. to InterfaceFLOR Canada, Inc., in the aggregate amount of CD$600,000 evidenced by a promissory note dated December 21, 2005.

“InterfaceFABRIC Companies” shall mean the Company, the International Companies and the Subsidiaries of the Company as of the Closing Date, and each shall be an “InterfaceFABRIC Company”.

“International Acquisition Agreements” shall have the meaning set forth in Section 2.6(a).

“International Closings” shall have the meaning set forth in Section 2.6(b).

“International Companies” shall mean InterfaceFABRIC Canada, Inc./InterfaceTISSU Canada, Inc., a corporation organized under the laws of Canada, and Interface Asia Pacific Holdings, Ltd, a limited corporation organized under the laws of Mauritius.

“International Securities” shall mean the capital stock of the International Companies.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to the Seller or the InterfaceFABRIC Companies, the actual knowledge of Patrick Lynch, Christopher Richard, Kim Thompson, Robert Harper and Mike Rose, and with respect to any other Person, the actual knowledge of such Person.

“Laws” shall mean all federal, state, local, municipal or foreign constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions and similar laws and legal requirements and Government Orders as in effect from time to time.

“Lease” shall have the meaning set forth in Section 3.10(a).

“Lease Confirmation” shall have the meaning set forth in Section 5.17(c).

“Lease Consent” shall have the meaning set forth in Section 5.17(c).

“Leased Property” shall have the meaning set forth in Section 3.10(a).

“Liability” shall have the meaning set forth in Section 3.8.

“Liquidated Damages” shall have the meaning set forth in Section 9.3(b).

“Local Laws” shall have the meaning set forth in Section 2.6(a).

“Loss Amount” shall have the meaning set forth in Section 5.01(c).

“Marks” shall have the meaning set forth in Section 5.6.

“Material Adverse Effect” shall mean (i) any change in, or effect on, the Business, assets, Liabilities, condition (financial or otherwise), or results of operations of the InterfaceFABRIC Companies which is, or is reasonably likely to be, materially adverse to the Business, assets, Liabilities, condition (financial or otherwise), or results of operations of the InterfaceFABRIC Companies, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any change or effect arising out of or attributable to any of the following, either alone or in combination: (a) changes or effects that generally affect the fabrics industry or any segment thereof (including legal and regulatory changes, and changes or effects generally affecting any international, national, regional or local market for any fabrics service) after the date hereof, that do not have a commercially disproportionate impact on the Business or any of the InterfaceFABRIC Companies; (b) changes or effects resulting from matters disclosed in any Schedule hereto as of the date hereof; (c) general economic conditions or events, circumstances, changes or effects affecting the financial or securities markets generally after the date hereof, that do not have a commercially disproportionate impact on the Business or any of the

InterfaceFABRIC Companies; (d) changes in any Law or GAAP or any interpretation thereof, that do not have a commercially disproportionate impact on the Business or any of the InterfaceFABRIC Companies; (e) changes or effects attributable to the announcement or consummation of the transactions contemplated by this Agreement, or the taking of any action required or expressly permitted by this Agreement; (f) changes or effects arising or resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalations of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event occurring after the date hereof; or (ii) a material adverse effect on the ability of Seller or any of the InterfaceFABRIC Companies to consummate the Contemplated Transactions.

“Medical Effective Date” shall have the meaning set forth in Section 5.8(b).

“Net Working Capital” shall mean those line items of current assets identified on Schedule 1.1(a) minus those line items of current liabilities identified on Schedule 1.1(a), each determined in accordance with the InterfaceFABRIC Companies’ past accounting principles and practices and, to the extent not inconsistent therewith, in accordance with GAAP. Schedule 1.1(a) contains an illustration of the calculation of Net Working Capital as of the InterfaceFABRIC Balance Sheet Date in accordance with past accounting principles and practices. The adjustments to working capital set forth in illustration of the calculation of Net Working Capital on Schedule 1.1(a) shall be applied in calculating the Estimated Working Capital and in preparing the Working Capital Schedule.

“New Leases” shall have the meaning set forth in Section 5.17(b).

“New Software Licenses” shall have the meaning set forth in Section 5.17(a).

“Non-Competition Period” shall have the meaning set forth in Section 5.13(a).

“Notice” shall have the meaning set forth in Section 10.3(a).

“Obligees” shall have the meaning set forth in Section 5.14.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization of, and any joint venture, limited liability company, operating or partnership agreement of, and other, similar documents adopted, approved, agreed or filed in connection with the creation, formation, organization or governance of, such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Real Property” shall have the meaning set forth in Section 3.10(b).

“Permits” shall have the meaning set forth in Section 3.12.

“Permitted Encumbrance” shall mean (a) liens for Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, pension or other social security programs mandated under applicable Laws, (e) existing covenants, conditions, restrictions, easements, Encumbrances and other similar matters of record affecting title or use of to the Owned Real Property, in each case, to the extent set forth the Title Commitments, (f) restrictions on the transfer of Equity Interests arising under or required to comply with federal and state securities Laws, (g) Encumbrances listed on Schedule 1.1(b) attached hereto, and (h) matters with respect to any Owned Real Property that would be disclosed on an accurate survey.

“Person” shall mean any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Post-Closing Tax Period” shall mean any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Tax Period.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on the Closing Date shall constitute a Pre-Closing Tax Period.

“Purchase Date” shall have the meaning set forth in Section 5.17(c).

“Purchase Price” shall have the meaning set forth in Section 2.3(a).

“Real Property” shall have the meaning set forth in Section 3.10(b).

“Release” shall mean any release, spill, emission, leaching, leaking, migration, dumping, emptying, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Restricted Persons” shall have the meaning set forth in Section 5.13(a).

“Richloom Party” shall have the meaning set forth in Section 5.15 of this Agreement.

“Richloom Parties” shall have the meaning set forth in Section 5.15 of this Agreement.

“Section 338 Forms” shall have the meaning set forth in Section 6.1(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Group” shall mean the “affiliated group” of which the Seller is the “common parent”, each within the meaning of Section 1504(a) of the Code.

“Seller’s Health Plan” shall have the meaning set forth in Section 5.8(b).

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Subsidiary” shall mean, with respect to any specified Person, (a) any Person that directly or indirectly is controlled by the specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise, or (b) each Person which such specified Person directly or indirectly owns at least 50% of any class of the Equity Interests at such time.

“Subsidiary Shares” shall have the meaning set forth in Section 3.5.

“Survey Defect” means any title defect, exception, restriction, easement, right of way, encumbrance, encroachment and other matter affecting title to any of the Real Property listed on Schedule 1.1(c) shown on any new surveys obtained by the Buyer (the “Surveys”) that materially detracts from the value of or materially interferes with the present use of any such Real Property but does not include any of the foregoing that was shown on any existing survey provided to the Buyer by the Seller or any of the InterfaceFABRIC Companies or referred to in the Title Commitments.

“Target Working Capital” shall mean $44,888,000.

“Tax” or “Taxes” shall mean any and all federal, state, provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, excise, license, documentary, windfall profits, environmental, capital, capital stock, franchise, profits, withholding, social security (or similar items, including FICA (and, to the extent imposed under the federal laws of Canada or any province or territory therein Canada Pension Plan and provincial pension plan contributions, employment insurance and unemployment insurance payments, and workers’ compensation premiums)), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, duty, fee, levy, or other assessment of any kind, and any interest, penalty, or addition thereto.

“Tax Contest” shall have the meaning set forth in Section 6.8(a).

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement required to be filed with a Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Expiration Mandatory Purchase Requirement” shall have the meaning set forth in Section 5.17(c).

“Termination Date” shall have the meaning set forth in Section 9.1.

“Territory” shall have the meaning set forth in Section 5.13(a).

“Third Party Claim” shall have the meaning set forth in Section 10.3(b).

“Title Commitment” shall have the meaning set forth in Section 5.18(a).

“Title Insurer” shall have the meaning set forth in Section 5.18(a).

“Title Review Period” shall have the meaning set forth in Section 5.18(b).

“Trade Secrets” shall have the meaning set forth in Section 5.13(c).

“Transition Marks License Agreement” shall have the meaning set forth in Section 5.6.

“Transition Services Agreement” shall have the meaning set forth in Section 5.10.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“Unwanted Assets” shall have the meaning set forth in Section 5.19.

“Walk-Away Date” shall have the meaning set forth in Section 9.1(b)(i).

“Workers’ Compensation Policies” shall have the meaning set forth in Section 5.16.

“Working Capital Deficit” shall mean the amount, if any, by which the Net Working Capital is less than the Estimated Working Capital.

“Working Capital Schedule” shall mean a statement of the Net Working Capital as of the close of business on the Closing Date.

“Working Capital Surplus” shall mean the amount, if any, by which the Net Working Capital is greater than the Estimated Working Capital.

1.2    Interpretation and Rules of Construction. Except as otherwise explicitly specified to the contrary, for purposes of this Agreement, the following rules of interpretation shall apply: (a) a reference to a Section, Article, Exhibit or Schedule shall mean a Section or Article of, or Schedule or Exhibit, to this Agreement, unless another agreement is specified, (b) the word “including” shall be construed as “including without limitation,” (c) references to a particular statute or regulation shall include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form shall include the plural and singular form, respectively, (e) references to gender shall include both genders, (f) words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires and (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1    Purchase and Sale of Shares. At the Closing, on and subject to the terms and conditions of this Agreement, the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller, the Shares, free and clear of all Encumbrances other than those imposed by applicable securities Laws.

2.2    The Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Kilpatrick Stockton LLP at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, commencing at 9:00 a.m. Atlanta, Georgia time, on the date that is two Business Days following the satisfaction of the conditions set forth in Articles VII and VIII (other than conditions that by their nature are to be satisfied at closing), or such other date as is mutually agreed upon by the Buyer and the Seller. Except as otherwise provided in Article IX, the failure to consummate the Contemplated Transactions provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

2.3    Purchase Price.

(a)    The Buyer shall pay to the Seller at the Closing a cash purchase price in respect of the Shares and the International Securities (the “Purchase Price”) equal to (i) $70,000,000 minus (ii) $6,500,000 (the EBITDA Holdback Amount”) minus (iii) the InterfaceFABRIC Canada Debt plus (iii) any Estimated Working Capital Surplus (iv) minus any Estimated Working Capital Deficit and plus (v) the Berkshire Adjustment, if any. The Purchase Price will be subject to adjustment in accordance with Section 2.5 and will be paid in accordance with Section 2.4.

(b)    The EBITDA Holdback Amount shall be payable to the Seller in accordance with this Section 2.3(b). In no event shall the EBITDA Holdback Amount be paid more than once.

(i)         If the EBITDA for any consecutive six calendar months during the period beginning on the first day of the calendar month following the Closing Date and ending on December 31, 2008 (the “Interim Period”) equals or exceeds $7,500,000, then promptly following, and in no event later than five days after, the Final Determination of EBITDA, the Buyer shall deliver the EBITDA Holdback Amount to the Seller.

(ii)        If the EBITDA for the calendar year ended December 31, 2008 equals or exceeds $15,000,000, then promptly following, and in no event later than five days after, the Final Determination of EBITDA, the Buyer shall deliver the EBITDA Holdback Amount to the Seller.

(iii)       If the EBITDA for the calendar year ended December 31, 2008 equals or exceeds $12,500,000 but is less than $15,000,000, then promptly following, and in no event later than five days after, the Final Determination of EBITDA, the Buyer shall deliver to the Seller $2.60 for each $1.00 by which the EBITDA for the calendar year ended December 31, 2008 exceeds $12,500,000.

(iv)         If the EBITDA does not equal or exceed $7,500,000 for any six calendar months during the Interim Period and does not equal or exceed $12,500,000 for the calendar year ended December 31, 2008, then the EBITDA Holdback Amount will not be paid to the Seller and will be forfeited. If the EBITDA Holdback Amount has not become payable based on EBITDA for any six month period in the Interim Period, and equals or exceeds $12,500,000 but does not equal or exceed $15,000,000 for the calendar year ended December 31, 2008, then the amount of the EBITDA Holdback Amount not obligated to be paid to the Seller pursuant to Section 2.3(b)(iii) will not be paid to the Seller and will be forfeited.

(c)    For purposes of this Section 2.3, the following terms shall have the following meanings:

(i)         “EBITDA” for any period shall mean the consolidated net income or loss from continuing operations of the InterfaceFABRIC Companies for such period, (i) plus the aggregate amount of any interest expense and minus interest income, in each case used in computing consolidated net income or loss from continuing operations for such period, (ii) plus the aggregate amount of any income taxes deducted in computing consolidated net income or loss from continuing operations for such period, (iii) plus the aggregate amounts of depreciation and amortization in such period, as determined in accordance with GAAP, (iv) plus the amount of any fees paid to any Person pursuant to the terms of a management services agreement between the Buyer (or any of its Affiliates) and any of the InterfaceFABRIC Companies, and the amount of any other fees, expenses or charges paid to Buyer (or any of its Affiliates) or to any other Affiliate of any of the InterfaceFABRIC Companies other than in bona fide, arms-length transactions entered into in the ordinary course of business, to the extent such fees are deducted in computing consolidated net income or loss from continuing operations for such period, (v) plus any fees, costs or expenses incurred by the Buyer, the Company or any other Person in connection with the transactions contemplated by this Agreement or any indemnification under this Agreement, in each case to the extent such fees, costs or expenses are deducted in computing consolidated net income or loss from continuing operations for such period, (vi) minus any gain resulting from currency exchange transactions or on the sale of assets outside of the ordinary course of business and plus any loss resulting from currency exchange transactions or the sale of assets outside of the ordinary course of business, (vii) minus any non-cash income and plus any non-cash expenses, and (viii) plus 50% of any severance payment associated with the elimination of any employees of the InterfaceFABRIC Companies due to shifting volume into the facility assumed in connection with the Berkshire Transactions.

(ii)        “Final Determination of EBITDA” shall mean (i) any calculation of EBITDA that is accepted in writing by Seller, or (ii) if no calculation of EBITDA is accepted in writing by Seller, the determination of the Arbitrator pursuant to Section 2.3(g).

(d)    EBITDA for each six-month period during the Interim Period shall be calculated based on and in accordance with the InterfaceFABRIC Companies’ monthly financial statements (which monthly financial statements shall be prepared in accordance with GAAP and the historical accounting principles and policies of the InterfaceFABRIC Companies so long as such principles and policies are in accordance with GAAP). EBITDA for the calendar year ended December 31, 2008 shall be calculated based on and in accordance the audited consolidated financial statements of the InterfaceFABRIC Companies (which audited consolidated financial statements shall be prepared in accordance with GAAP and the historical accounting principles and policies of the InterfaceFABRIC Companies so long as such principles and policies are in accordance with GAAP). Promptly following (i) the completion of the monthly statements for the last calendar month in each six-month period during the Interim Period and (ii) the review of such statements by the Buyer, and in no event (A) more than 45 days after the end of each such period if such financial statements are not reviewed or audited by accountants or financial consultants selected by the Buyer, or (B) more than 60 days after the end of each such period if such financial statements are reviewed or audited by accountants or financial consultants selected by the Buyer, the Buyer shall deliver to the Seller a statement setting forth its good faith calculation of EBITDA for such period. Promptly following (i) the completion of the audit of the financial statements of the InterfaceFABRIC Companies for the calendar year ended December 31, 2008 and (ii) the review of such statements by the Buyer, and in no event more than 120 days after the end of such period, the Buyer shall deliver to the Seller a statement setting forth its good faith calculation of EBITDA for such year.

(e)    The Buyer shall cause the Company to (i) prepare in good faith and promptly deliver (in no event more than 30 days after the end of each such period) to the Seller financial statements covering (A) each month ending after the Closing Date through the end of the Interim Period, and (B) each six-month period during the Interim Period and (ii) promptly deliver (in no event more than 90 days after the end of such period) to the Seller following the completion of the audit, the audited financial statements for the calendar year ended December 31, 2008. The Seller shall have a period of (x) 90 days from the delivery of each of the six-month financial statements and (y) 120 days from the delivery of the audited financial statements, to have the financial statements reviewed or audited by accountants or financial consultants selected by the Seller. During such review periods, the Buyer shall and shall cause the Company to provide the Seller and its representatives with access to all information which the Seller shall reasonably request in connection with their review of the financial statements.

(f)    The Seller shall have 90 days following receipt of any EBITDA calculations delivered pursuant to Section 2.3(d) for any six-month period during the Interim Period, and 120 days following receipt of any EBITDA calculations delivered pursuant to Section 2.3(d) for the calendar year ended December 31, 2008, during which to notify the Buyer of any dispute of any calculation or item with respect thereto, which notice shall set forth in reasonable detail the basis for such dispute. The Buyer and the Seller shall cooperate in good faith to resolve any such dispute as promptly as possible. During any such period, the Buyer shall provide the Seller with reasonable access to all information which the Seller shall reasonably request (including, without limitation, the working papers of the Buyer, the Company and its Subsidiaries and their respective accountants, employees and representatives relating to the applicable calculation of EBITDA) in connection with their review of any EBITDA calculations.

(g)    In the event the Buyer and the Seller are unable to resolve any dispute regarding any EBITDA calculations delivered pursuant to Section 2.3(d) within thirty (30) days following the Buyer’s receipt of notice of such dispute, such dispute, together with any related dispute regarding the Company’s financial statements for the period covered by the EBITDA calculation, shall be submitted to, and all issues having a bearing on such dispute shall be resolved by the Arbitrator. The Arbitrator shall certify to the parties its impartiality and neutrality in undertaking the engagement to serve as Arbitrator under this Agreement. In resolving any such dispute, the Arbitrator shall consider only those items or amounts with respect to the EBITDA calculation or financial statements as to which the Seller has disagreed. The Buyer and the Seller shall instruct the Arbitrator to make a final determination of the matters in dispute in accordance with the guidelines and procedures set forth in this Agreement. The Buyer and the Seller shall instruct the Arbitrator not to assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand. The Arbitrator’s determination of a dispute submitted to it pursuant to this Section 2.3(g) shall be final and binding on the parties. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The fees and expenses of the Arbitrator with respect to a dispute under this Section 2.3 shall be shared equally by the Seller and the Buyer.

(h)    For purposes of Section 2.3 and any definitions relevant thereto, the terms “the Company, the International Companies and the Company’s Subsidiaries” and “the InterfaceFABRIC Companies” shall be deemed to refer to the collective business activities and operations of such entities whether or not maintained as separate entities as they now exist, or merged, consolidated or otherwise integrated with or into the Company, the Buyer or any Affiliate of the Company or the Buyer. The Buyer shall cause the InterfaceFABRIC Companies to be accounted for on a consolidated basis separately from any other business activities and operations of the Buyer or its Affiliates, and shall maintain such separate books and records with respect thereto as shall be necessary to carry out the provisions hereof. The Buyer will not, and will cause the InterfaceFABRIC Companies not to, conduct the affairs of such entities in a manner that is intended to cause the non-payment of, or reduce the amount of or payment of, the EBITDA Holdback Amount.

(i)    Notwithstanding the foregoing provisions, in the event that prior to December 31, 2008 (A) any merger, sale of shares, sale of all or substantially all assets, or similar transaction resulting in the Buyer or its Affiliates not owning, directly or indirectly, voting securities of the Company (or any entity into which the Company has been merged or consolidated) representing more than 50% of the voting rights attached to all outstanding voting securities of the Company (or any entity into which the Company has been merged or consolidated) (a “Change of Control Transaction”), (B) at the time of such Change of Control Transaction the EBITDA Holdback Amount has not been previously paid to the Seller and (C) the net proceeds payable to the stockholders of the Company in connection with such Change of Control Transaction exceeds $100,000,000, then promptly following the consummation of such Change of Control Transaction, the Buyer shall deliver the EBITDA Holdback Amount to the Seller. If the net proceeds payable to the stockholders of the Company in connection with such Change of Control Transaction are less than $100,000,000, then (X) the EBITDA Holdback Amount shall not be delivered to the Seller and (Y) the Buyer shall cause the surviving entity in such Change of Control Transaction to assume the obligation to pay the EBITDA Holdback Amount upon the terms and subject to the conditions of Section 2.3(b), provided that, if the Change in Control Transaction occurs during the Interim Period and if EBITDA for any consecutive six calendar months during the Interim Period equals or exceeds $6,250,000 but is less than $7,500,000, then at the Seller’s option, in lieu of such assumption by the surviving entity, promptly following the consummation of such Change of Control Transaction, the Buyer shall deliver to the Seller $5.20 for each $1.00 by which the EBITDA for the applicable six month period exceeds $6,250,000, and upon such payment, the amount of the EBITDA Holdback Amount not obligated to be paid to the Seller pursuant thereto will not be paid to the Seller and will be forfeited.

2.4    Closing Deliveries. At the Closing, the following shall occur (any delivery being made in escrow until all deliveries are complete):

(a)    the Seller shall deliver to the Buyer a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by duly executed assignment documents as shall be necessary or appropriate to vest in the Buyer good and marketable title to the Shares, free and clear of all Encumbrances other than those imposed by applicable securities Laws;

(b)    all consents, approvals, and other items set forth on Schedule 2.4(b) (the “Required Consents”), which shall (i) be in form and substance reasonably satisfactory to the Buyer, (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iii) be in full force and effect;

(c)    executed releases of all Encumbrances securing any Debt other than Debt set forth on Schedule 10.1(b), which shall be in form and substance reasonably satisfactory to the Buyer;

(d)    the Buyer shall deliver the Purchase Price to the Seller by wire transfer of immediately available funds;

(e)    the Seller and the Buyer shall deliver to each other such other documents as are contemplated by Article VII and VIII, respectively;

(f)    such other instruments of conveyance and transfer, in forms reasonably satisfactory to the Buyer and Seller and their respective counsel, as shall be necessary and effective to transfer and assign to, and vest in, the Buyer all of the Seller’s right, title, and interest in and to the Shares;

(g)    the Seller shall deliver to the Buyer (i) good standing certificates for each of the InterfaceFABRIC Companies (except for the International Companies, for which such good standing certificates shall only be delivered if the Seller can deliver such certificates by using commercially reasonably efforts), (ii) certified resolutions of the directors and shareholders of the Company evidencing approval of the Contemplated Transactions, (iii) resignations of officers and directors of the InterfaceFABRIC Companies that are continuing employees of Seller, and (iv) a cross receipt; and

(h)    subject to the terms of Section 5.2, the Seller shall use commercially reasonably efforts to deliver to Buyer a landlord’s estoppel certificate for the leased properties located at (i) 5300 Corporate Grove Boulevard, SE, Grand Rapids, Michigan, (ii) 437 Fifth Avenue, 9th Floor, New York, New York and (iii) No. 10 Xinhengba Road, Industrial City, Jiangbei District, Ningbo, China.

2.5    Adjustment to Purchase Price

(a)    As promptly as practicable following the Closing Date (but in any event within ninety (90) days thereafter), the Buyer shall prepare and deliver to the Seller the Working Capital Schedule and its calculation of the Working Capital Surplus or the Working Capital Deficit, as applicable, based thereon. The Working Capital Schedule shall be prepared on a consolidated basis for the InterfaceFABRIC Companies in accordance with the InterfaceFABRIC Companies’ accounting principles and policies and, to the extent not inconsistent therewith, in accordance with GAAP used in the calculation of the Target Working Capital.

(b)    The Seller shall have thirty (30) days following receipt of the Working Capital Schedule delivered pursuant to Section 2.5(a) during which to notify the Buyer of any dispute of any item contained therein, which notice shall (i) set forth in reasonable detail the basis for such dispute (which shall be limited to whether the Working Capital Schedule (A) was prepared in accordance with Section 2.5(a), and (B) contains a mathematical error) and (ii) include the Seller’s draft of the Working Capital Schedule. The Buyer and the Seller shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Working Capital Schedule shall be prepared in accordance with the agreement of the Buyer and the Seller. During such thirty (30) day period, the Seller shall have reasonable access to the working papers of the Buyer and the InterfaceFABRIC Companies and their respective accountants and representatives relating to the calculation of Working Capital Deficit or Working Capital Surplus. During any period of dispute, the parties shall have reasonable access to the working papers of the other party and such other party’s respective accountants and representatives relating to such other party’s calculation of Working Capital Deficit or Working Capital Surplus. In the event the Seller does not notify the Buyer of any such dispute within such thirty (30) day period or notifies the Buyer within such period that it does not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 2.5(a) and the Buyer’s calculation of the Working Capital Deficit or Working Capital Surplus, as the case may be, shall be final and binding upon the parties.

(c)    In the event the Buyer and the Seller are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to Section 2.5(a) within thirty (30) days following the Buyer’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by the Arbitrator. The Arbitrator shall certify to the parties its impartiality and neutrality in undertaking the engagement to serve as Arbitrator under this Agreement. In resolving any such dispute, the Arbitrator shall consider only those items or amounts in the Working Capital Schedule as to which the Seller has disagreed. The Buyer and the Seller shall instruct the Arbitrator to make a final determination of the matters in dispute in accordance with the guidelines and procedures set forth in this Agreement. The Buyer and the Seller shall instruct the Arbitrator not to assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand. The Arbitrator’s determination of the Working Capital Schedule and the Working Capital Deficit or Working Capital Surplus, as the case may be, based thereon, shall be final and binding on the parties. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The fees and expenses of the Arbitrator shall be shared by the Seller and the Buyer in proportion to the aggregate differences between their respective calculations of Net Working Capital as embodied in the Buyer’s draft of the Working Capital Schedule and the Seller’s draft of the Working Capital Schedule, as applicable, and the Net Working Capital shown on the Final Working Capital Schedule.

(d)    Within five (5) Business Days following the determination of the Final Working Capital Schedule as set forth above, if there is a Working Capital Deficit, the Seller shall pay to the Buyer an amount equal to the Working Capital Deficit, and if there is a Working Capital Surplus, the Buyer shall pay to the Seller an amount equal to the Working Capital Surplus. Any payment made by a party pursuant to this Section 2.5(d) shall include simple interest at the rate of 5% per annum from the Closing Date through the date of such payment and shall be made by wire transfer of immediately available funds.

2.6    International Acquisitions.

(a)    On and subject to the terms and conditions hereof, the Seller and the Buyer (or an Affiliate of the Buyer) shall enter into and, if and to the extent required, file with the appropriate Governmental Authorities, such agreements or instruments (the “International Acquisition Agreements”) providing for the sale, transfer, assignment, delivery or other direct or indirect conveyance of the International Securities located outside the United States that, in Buyer’s reasonable opinion, must be or reasonably should be documented separately from this Agreement pursuant to requirements of applicable Laws in the jurisdiction where located (“Local Laws”). The forms of such International Acquisition Agreements shall be negotiated in good faith between the Seller and the Buyer. Notwithstanding any provision of this Agreement to the contrary, the parties agree that each International Acquisition Agreement shall only contain the provisions required by applicable Local Laws or as are otherwise reasonably appropriate to permit enforcement of the parties’ respective rights and obligations hereunder or otherwise reasonable in giving effect to the Contemplated Transactions in or with respect to any relevant jurisdiction. To the extent that the provisions of any International Acquisition Agreement are inconsistent with the provisions of this Agreement, (i) the provisions of this Agreement shall prevail and the inconsistent provisions of the International Acquisition Agreement shall be given effect only to the extent required to comply with applicable Local Laws, and (ii) the parties shall nonetheless to the maximum extent permitted by Law comply with the applicable provisions of this Agreement as though they were bound by such provisions of this Agreement instead of the applicable provisions of the relevant International Acquisition Agreement, and if not permitted by applicable Law to comply with this Agreement strictly in accordance with its terms, such parties shall implement such arrangements as may be necessary to afford to each such party as nearly as practicable the benefits and burdens such party would have enjoyed and been subject to had the parties been permitted to comply with this Agreement strictly in accordance with its terms.

(b)    The closing of the purchase and sale of the International Securities to be completed outside the United States pursuant to any International Acquisition Agreements shall take place on the Closing Date at such place and times as may be specified in the respective International Acquisition Agreements (the “International Closings”).

(c)    No additional consideration is to be paid by the Buyer for the International Securities other than the Purchase Price specified in Section 2.3, and, for the avoidance of doubt, each International Acquisition Agreement shall set out the amount of the Purchase Price allocable to the International Securities that are the subject of such Agreement, such amount to be agreed upon by the parties prior to the Closing.

(d)    At the International Closings, there shall be no other closing deliveries required except for those specified in Section 2.4 and any additional deliveries that are required by applicable Local Laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer, on and as of the date of this Agreement and as of the Closing Date, as follows:

3.1    Organization. Schedule 3.1 sets forth for each of the Seller, the Company and its Subsidiaries its name and jurisdiction of organization. Each of the Seller and the InterfaceFABRIC Companies is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify would have, or is reasonably likely to have, a Material Adverse Effect.

3.2    Power and Authorization. The execution, delivery and performance by each of the Seller and the Company of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Seller and the Company and have been duly authorized by all necessary action on the part of the Seller and the Company. This Agreement (a) has been duly executed and delivered by the Seller and the Company and (b) is a legal, valid and binding obligation of the Seller and the Company, Enforceable against the Seller and the Company in accordance with its terms.

3.3    Governmental Authorizations. Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any of the Seller or any of the InterfaceFABRIC Companies of this Agreement or (b) the consummation of the Contemplated Transactions by each of the Seller and the InterfaceFABRIC Companies.

3.4    Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by the Seller or the InterfaceFABRIC Companies of this Agreement nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Law applicable to the Seller or the InterfaceFABRIC Companies; (b) result in a breach or violation of, or default under, any material Contract of the Seller or any of the InterfaceFABRIC Companies; or (c) result in a breach or violation of, or default under, the Organizational Documents of the Seller or any of the InterfaceFABRIC Companies.

3.5    Capitalization of the InterfaceFABRIC Companies.

(a)    The authorized capital stock of the Company consists of 3,000 shares of Common Stock. As of the date of this Agreement, 1,000 shares of Common Stock of the Company are issued and outstanding. All outstanding shares of Common Stock of the Company are held by the Seller and have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and have been issued in compliance with applicable securities Laws. Except as set forth on Schedule 3.5, there are no outstanding options, warrants, conversion rights, subscriptions, Equity Interests or other rights entitling any Person to acquire or receive, or requiring the Company to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock.

(b)    Except as set forth on Schedule 3.5, all of the outstanding shares of capital stock of, or other Equity Interests in, each of the InterfaceFABRIC Companies other than the Company are owned directly or indirectly by the Company free and clear of Encumbrances except for Permitted Encumbrances. Schedule 3.5 sets forth for each of the InterfaceFABRIC Companies other than the Company, (i) the number of shares of authorized capital stock of each class of its capital stock, and (ii) the number of issued and outstanding shares of each class of its capital stock and the names of the holder thereof (the “Subsidiary Shares”). All Subsidiary Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and have been issued in compliance with applicable securities Laws. Except as set forth on Schedule 3.5, there are no outstanding options, warrants, conversion rights, subscriptions, Equity Interests or other rights entitling any Person to acquire or receive, or requiring an InterfaceFABRIC Company other than the Company to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock.

3.6    Title.

(a)    The Seller is the record and beneficial owner of the Shares and has good and valid title to the Shares, free and clear of all Encumbrances except as are imposed by applicable securities Laws. The Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Shares, free and clear of all Encumbrances. Immediately following the Closing, (i) the Buyer will be the record and beneficial owner of the Shares, and have good and valid title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities Laws or Encumbrances created by, through or under the Buyer, and (ii) the Company will be the direct or indirect owner of the Subsidiary Shares, and have good and valid title to such Subsidiary Shares, free and clear of all Encumbrances except as are imposed by applicable securities Laws or Encumbrances created by, through or under the Buyer. Except pursuant to this Agreement, there is no Contract or other arrangement pursuant to which the Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Shares or other Equity Interests in any of the InterfaceFABRIC Companies.

(b)    The InterfaceFABRIC Companies have good and valid title to, valid leasehold interests in, or valid licenses to use all of the assets owned, used, or possessed by them, free from any Encumbrances, other than Permitted Encumbrances. Except as disclosed on Schedule 3.6(b), such assets are sufficient for the continued operation of the Business after the Closing in substantially the same manner as operated by the InterfaceFABRIC Companies prior to Closing. Except as disclosed on Schedule 3.6(b), the material assets of the InterfaceFABRIC Companies are adequate for the uses to which such assets are currently being put, are free from known material defects, and are in good operating condition, subject to normal wear and tear. This Section 3.6(b) does not apply to Real Property, which is instead addressed exclusively in Section 3.10.

3.7    Financial Statements. Attached to Schedule 3.7(a) are true and complete copies of the unaudited consolidated balance sheets of the Fabrics Group operating segment of the Seller as of April 1, 2007 (respectively, the “InterfaceFABRIC Balance Sheet” and the “InterfaceFABRIC Balance Sheet Date”) and December 31, 2006 and the related unaudited consolidated statements of income, cash flow and changes in stockholders’ equity of the Fabrics Group operating segment of the Seller for the fiscal year then ended (collectively, the “Financials”). Except as otherwise indicated in the Financials or as set forth on Schedule 3.7, the Financials fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, together with the International Companies, as of the respective dates thereof and the consolidated results of the operations of the Company and its Subsidiaries, together with the International Companies, and changes in financial position for the respective periods covered thereby in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes).

3.8    Undisclosed Liabilities. To the Knowledge of the Company, no InterfaceFABRIC Company has any Debt or any other material outstanding claims, liabilities or obligations (“Liabilities”), except: (a) Liabilities disclosed or reflected in the Financials; (b) Liabilities incurred in the ordinary course of business consistent with past practices; and (c) Liabilities that are set forth on Schedule 3.8, none of which would reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.8, no InterfaceFABRIC Company will have any Debt as of the Closing Date.

3.9    Absence of Certain Changes. Except as disclosed on Schedule 3.9, since April 1, 2007, (a) the InterfaceFABRIC Companies have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practices and (b) there have not been any events, changes or occurrences that have had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth on Schedule 3.9, since April 1, 2007, no InterfaceFABRIC Company has:

(i)         declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock or other Equity Interests by way of dividends, purchase, or redemption of shares or otherwise, except for regular dividends consistent with past practice made in compliance with applicable Law;

(ii)        made any increase in the compensation payable or to become payable to any director, officer, employee, or agent, except for increases for non-officer employees or agents made in the ordinary course of business, nor any other change in any employment or material consulting contract;

(iii)        entered into any employment retention, severance, change in control, or similar contract with any Person;

(iv)       established or amended any Company Employee Plan, except to the extent required by applicable Law;

(v)        acquired, sold, leased, mortgaged, pledged or otherwise disposed of, any material assets or properties, except for acquisitions or dispositions of assets in the ordinary course of business;

(vi)        amended any existing lease, sublease, or license relating to Real Property;

(vii)       mortgaged, pledged, or subjected to any Encumbrance other than a Permitted Encumbrance, any asset;

(viii)      other than in the ordinary course of business, waived or released any claim or right or cancellation of any Debt held;

(ix)       allowed or agreed to allow the lapse of any right with respect to any of the material Intellectual Property or any license for any material Intellectual Property;

(x)        made any payments to any Affiliate of any of the InterfaceFABRIC Companies, other than wages and reimbursements in the ordinary course of business;

(xi)       made any material change to its financial statements or taken any action other than as required by GAAP, with respect to accounting policies or practices;

(xii)      made any change in any Tax election, Tax accounting method or any other Tax practice or settled any Tax claim relating to any of the InterfaceFABRIC Companies, the Business, or their assets;

(xiii)     defaulted under, or taken or failed to take any action that (with or without notice or lapse of time or both) would constitute a default under, any term or provision of any material Contract;

(xiv)      experienced any material loss or reduction in business from (A) any of the five largest customers of the Business or (B) any of the five largest suppliers to the Business, or any other supplier that constitutes a sole source of supply of any material product or service; or

(xv)      entered into any Contract involving payments, assets or liabilities with a value of greater than $250,000 in the aggregate, or altered, amended, modified or exercised any option under any existing Contract involving payments, assets or liabilities with a value of greater than $250,000 in the aggregate, other than (A) in the ordinary course of business, (B) pursuant to an existing budget that has been provided to the Buyer prior to the date of this Agreement or (C) in connection with the transactions contemplated by or otherwise provided in this Agreement.

3.10    Real Property.

(a)    Schedule 3.10 identifies all real properties leased, subleased, or licensed by any of the InterfaceFABRIC Companies (the “Leased Property”). Except as set forth on Schedule 3.10, an InterfaceFABRIC Company, as the case may be, holds a valid leasehold to each of the Leased Properties, under which any of the InterfaceFABRIC Companies uses or occupies or has a right to use or occupy such property, whether as landlord, tenant, subtenant or pursuant to another occupancy arrangement free and clear of all Encumbrances other than Permitted Encumbrances (each a “Lease” and collectively, the “Leases”). True, complete and correct copies of the Leases have been delivered or made available to the Buyer. Except as set forth on Schedule 3.10: (i) each Lease is in full force and effect in accordance with its terms; (ii) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, Seller or any of the InterfaceFABRIC Companies; (iii) the transaction does not require the consent of or notice to any other party to any material Lease, will not result in a breach or default under the Leases, will not give rise to any recapture or similar rights, and will not otherwise cause any of the Leases to not be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iv) all such Leased Property is held subject to written leases under which any of the InterfaceFABRIC Companies has not received a written notice of any existing defaults or events of default on the part of such InterfaceFABRIC Company, except for any such default which would not have a Material Adverse Effect; (v) to the Knowledge of the Company, no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under any Lease which has not been redeposited in full; (vi) no InterfaceFABRIC Company is in default of any material capital expenditure requirements or material remodeling obligations of Seller or any of the InterfaceFABRIC Companies under the Leases other than ordinary maintenance and repair obligations; (vii) none of the Leases have been leased, subleased, licensed or otherwise assigned to a third party by Seller or any of the InterfaceFABRIC Companies, and the Seller and the InterfaceFABRIC Companies have not collaterally assigned or granted any other security interest in such Lease or any interest therein to any other person; and (viii) there are no outstanding termination fees or contingent Liabilities related to any leases that have expired or been terminated.

(b)    Schedule 3.10 identifies all real property owned by the InterfaceFABRIC Companies (the “Owned Real Property” and, together with the Leased Property, the “Real Property”) and contains the address for each such Owned Real Property. Except as set forth in Schedule 3.10, (i) an InterfaceFABRIC Company, as the case may be, holds good and marketable fee simple title to the Owned Real Property, free of all Encumbrances other than Permitted Encumbrances; (ii) neither the Company nor any of the InterfaceFABRIC Companies has, within the last five years, made any title claims, or has outstanding any title claims, under any policy of title insurance respecting the Owned Real Properties; (iii) no condemnation, eminent domain, environmental, zoning, or other land use regulation proceedings against any of the Owned Real Property is pending or, to the Knowledge of the Company, threatened, (iv) to the Knowledge of the Company, no condemnation, eminent domain, environmental, zoning, or other land use regulation proceedings against any of the Leased Real Property is pending or threatened, (v) except for Permitted Encumbrances and as set forth on Schedule 3.10, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such Owned Real Property; (vi) there are no outstanding options or rights of first refusal to purchase such Owned Real Property (other than the right of Purchaser pursuant to this Agreement), or any potion thereof or interest therein; and (vii) except with respect to the Berkshire Transactions, Seller is not a party to any agreement or option to purchase any real property or interest therein. Each parcel of land collectively constituting the Owned Real Property is separate and distinct from any other tax lot allocated to any parcel of land that is not part of the Owned Real Property. Except as set forth on Schedule 3.10, the use and operation of each Owned Real Property now is, and at the time of Closing will be, in material compliance with applicable Laws. The Seller has obtained all Permits, easements and rights of way required from all Governmental Authorities having jurisdiction over the Owned Real Property or from other Persons to ensure free and unimpeded vehicular and pedestrian ingress to and egress from the Owned Real Property.

(c)    All material utilities currently servicing the Owned Real Property and Leased Real Property are installed, connected and operating.

(d)    To the Knowledge of the Company, no Governmental Authority has given any unresolved written notice of plans to change or restrict access to the Owned Real Property from any railway, highway, or road system necessary for access to maintain operations as currently provided.

(e)    To the Knowledge of the Company, there are no material agreements, orders, licenses, permits, conditions or other directives issued by a Governmental Authority which require any change in the present use or operations of the Owned Real Property and Leased Real Property.

(f)    To the Knowledge of the Company, there are no defects in the material buildings, improvements and structures or fixtures located on or at the Real Property which would materially impair the conduct of the Business as currently conducted.

3.11    Intellectual Property.

(a)    Schedule 3.11(a) sets forth a complete and accurate list of all registered, pending applications for, and, to the Company’s Knowledge, other material Company Owned Intellectual Property. Except as set forth on Schedule 3.11(a) or 3.11(b), to the Knowledge of the Company, (i) the InterfaceFABRIC Companies have good title to each registration and application for Company Owned Intellectual Property, free and clear of any Encumbrance other than Permitted Encumbrance; (ii) the InterfaceFABRIC Companies own or have the right to use pursuant to license, sublicense, agreement or permission all material items of Company Intellectual Property used in the operation of the Business of the InterfaceFABRIC Companies, as presently conducted. The inadvertent failure of the Company to list an item of Company Owned Intellectual Property on Schedule 3.11 shall not constitute a material breach of this Agreement.

(b)    Except as set forth on Schedule 3.11(b), (i) no Action is pending or, to the Company’s Knowledge, threatened against any of the InterfaceFABRIC Companies or any of their respective properties, which challenge the validity or use of, or the ownership by, the InterfaceFABRIC Companies of the Company Intellectual Property; (ii) the Company has no Knowledge of any infringement or infringing use of any of the Company Owned Intellectual Property by third parties; (iii) the InterfaceFABRIC Companies have taken all commercially reasonable actions to maintain and protect the material Company Owned Intellectual Property referenced on Schedule 3.11(a); (iv) to the Company’s Knowledge, since December 31, 2002 no infringement, misappropriation or violation of any Intellectual Property right or other proprietary right of any third Person has occurred from the conduct of the Business of the InterfaceFABRIC Companies or from the signing and execution of this Agreement or the consummation of the transactions contemplated hereby, and no Action is pending, or, to the Company’s Knowledge, threatened, against any of the InterfaceFABRIC Companies by any third party based upon an allegation of any such infringement; (v) no Company Owned Intellectual Property is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by any of the InterfaceFABRIC Companies with respect to the Business or restricting the licensing thereof by any of them to any Person; and (vi) no InterfaceFABRIC Company has licensed any material Company Owned Intellectual Property referenced on Schedule 3.11(a) to any third Person.

(c)    Except as disclosed on Schedule 3.11(c), the InterfaceFABRIC Companies own, license, lease, or otherwise lawfully use all material software and information technology used in the Business, and such products that are material to the Business function in all material respects in accordance with their applicable specifications.

3.12    Legal Compliance. Except with respect to Taxes, ERISA and Environmental Laws, which are the subjects of Sections 3.13, 3.14, and 3.16 respectively:

(a)    The Company is in compliance, in all material respects, with all Laws and Permits applicable to it, its properties or other assets or its businesses or operations.

(b)    The InterfaceFABRIC Companies have in effect all material approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for each to own, lease or operate its properties and assets and to carry on its Business as presently conducted. There has occurred no material violation of or default under any such Permit.

(c)    The consummation of the Contemplated Transactions, in and of itself, would not cause the revocation, cancellation, non-renewal or adverse modification of any such Permit.

3.13    Tax Matters. Except as set forth on Schedule 3.13, since December 31, 2002:

(a)    Each of the InterfaceFABRIC Companies has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it. All material Taxes which are due and payable by the InterfaceFABRIC Companies (whether or not shown on any Tax Return) have been timely paid in full. There are no Encumbrances with respect to Taxes upon any asset other than Permitted Encumbrances.

(b)    The InterfaceFABRIC Companies have deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the InterfaceFABRIC Companies have complied in all material respects with all reporting and recordkeeping requirements.

(c)    None of the InterfaceFABRIC Companies has received written notice from a Governmental Authority regarding any dispute, audit, investigation, proceeding or claim concerning any Tax Liability of the InterfaceFABRIC Companies that has not been resolved.

(d)    None of the InterfaceFABRIC Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the InterfaceFABRIC Companies has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(e)    None of the InterfaceFABRIC Companies has made any payments, or has been or is a party to any Contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law).

(f)    Since the Seller has owned the Company, none of the InterfaceFABRIC Companies has been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” the common parent of which is the Seller).

(g)    Except as set forth on Schedule 3.13, no InterfaceFABRIC Company that is incorporated in a non-U.S. jurisdiction has an investment in “United States property” within the meaning of Section 956(c) of the Code.

3.14    Company Employee Plans.

(a)    Schedule 3.14(a) sets forth a true and complete list of all Company Employee Plans.

(b)    Seller has made available to Buyer true and complete copies of (i) the current plan documents (and any amendments) for each Company Employee Plan (or, with respect to any Company Employee Plan that is not written, a detailed description of all material provisions of such unwritten arrangements), and (ii) current summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other written communications describing each Company Employee Plan.

(c)    Except as set forth on Schedule 3.14(c), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of any of the InterfaceFABRIC Companies to severance pay or any other Compensation, or (ii) accelerate the time of payment or vesting, or increase the amount of, Compensation due to any such employee.

(d)    Except as set forth on Schedule 3.14(d), neither the Buyer nor any of the InterfaceFABRIC Companies shall have or incur, relative to any person who was or is (on or before the Closing Date) an employee of an InterfaceFABRIC Company, any Liability (under any Law that governs the rights of employees and obligations of employers) based upon, arising from or related to (i) any Company Employee Plan, (ii) the changes to or termination of, prior to, at, or after the Closing, rights that such InterfaceFABRIC Company employees had under any Company Employee Plan, or (iii) the Seller’s termination, prior to, at, or after the Closing, of its obligations to such employees or to the InterfaceFABRIC Companies regarding the rights of such employees under any Company Employee Plan.

3.15    Environmental Matters. Except as set forth on Schedule 3.15:

(a)    during the time that the Seller has owned any of the InterfaceFABRIC Companies that owned, operated or used the applicable property, the InterfaceFABRIC Companies have not released any Hazardous Substances on the Real Property in material violation of Environmental Law and there have been no Releases of Hazardous Substances at, on, in, under or from any property currently or, to the Knowledge of the Company, formerly owned, operated or otherwise used by any of the InterfaceFABRIC Companies or any of their predecessors or, to the Knowledge of the Company, at any property at which Hazardous Substances have been deposited or disposed by or at the behest or direction of any of the foregoing in quantities or concentrations that could give rise to material obligations, responsibilities or Liabilities under or require abatement or remediation under Environmental Laws;

(b)    the InterfaceFABRIC Companies are not, and during the past five years have not been, in material violation of any applicable Environmental Laws, and the Real Property is free and clear of any liens imposed pursuant to any applicable Environmental Laws;

(c)    the InterfaceFABRIC Companies’ use, handling, treatment and storage of Hazardous Substances in their current operations materially complies with applicable Environmental Laws;

(d)    no InterfaceFABRIC Company has received written notice from any Governmental Authority of any violation or potential or actual Liability under any Environmental Laws that remains unresolved;

(e)    the Seller has not received notice of any actual or threatened claim alleging that any current or former employee of the Business in the course of his or her employment has been exposed to any Hazardous Substances generated, produced or used by the Business in concentrations exceeding those permitted under applicable Environmental Laws;

(f)    no property currently or, to the Knowledge of the Company, formerly owned, operated or otherwise used by any of the InterfaceFABRIC Companies or any of their predecessors contains any: (i) underground storage tanks, (ii) underground injection wells, (iii) septic tanks in which any Hazardous Substances have been disposed, or (iv) any asbestos requiring remediation or removal under any Environmental Laws or equipment using polychlorinated biphenyls, except such equipment that is owned and operated by a third party including, but not limited to, the local utility or power company;

(g)    the Company has provided the Buyer with true and complete copies of, or access to, all material written environmental assessments, correspondence, reports, data, analyses and compliance audits with respect to the compliance of the Company, the Business or any property currently or formerly owned, operated or otherwise used by the

Company with Environmental Laws or the presence of Hazardous Substances on, in, under or from any property currently or formerly owned, operated or otherwise used by the Company, that were: (i) prepared for the Seller or any of the InterfaceFABRIC Companies or (ii) prepared for other persons and, in each case, are in the possession, custody or control of the Seller or any of the InterfaceFABRIC Companies; and

(h)    there is no Action pending or, to Knowledge of the Company, threatened against any of the InterfaceFABRIC Companies under any Environmental Laws.

3.16    Contracts.

(a)    Except as disclosed on Schedule 3.16, none of the InterfaceFABRIC Companies is bound by or a party to:

(i)         any Contract (or group of related Contracts) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, (A) the performance of which, to the Knowledge of the Company, extends over a period of more than one year (other than any such Contract that is terminable upon notice of 90 days or less), or (B) which provides for payments to or by any of the InterfaceFABRIC Companies, in excess of $150,000 per year;

(ii)        (A) any capital lease or (B) to the Knowledge of the Company, any other lease providing for aggregate rental payments in excess of $50,000, under which any equipment is held or used by any of the InterfaceFABRIC Companies;

(iii)        any Contract under which any of the InterfaceFABRIC Companies is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or similar payments in connection with any (A) acquisition or disposition of assets outside of the ordinary course of business or securities, (B) merger, consolidation or other business combination or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(iv)        any partnership, limited liability company or joint venture agreement;

(v)        any Contract (or group of related Contracts) (A) under which any of the InterfaceFABRIC Companies has created, incurred, assumed or guaranteed any Debt or (B) under which any asset of the InterfaceFABRIC Companies secures any Debt;

(vi)       any Contract under which any of the InterfaceFABRIC Companies is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;

(vii)       any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation or severance plan;

(viii)      any Contract (A) providing for the employment of an individual on a full-time, part-time, or other basis or (B) providing for consultancy with an individual, the performance of which, to the Knowledge of the Company, extends over a period of more than one year (other than any such Contract that is terminable upon notice of 90 days or less), or which provides for Compensation or other benefits in excess of $150,000 per year;

(ix)        any material agency, dealer, distributor, or sales representative agreement which involves in excess of $250,000 over the life of such Contract;

(x)        any Contract under which any of the InterfaceFABRIC Companies has advanced or loaned an amount to any of its Affiliates or employees other than in the ordinary course of business consistent with past practices; or

(xi)       any other Contract (or group of related Contracts) (a) the performance of which involves consideration in excess of $250,000 over the life of such Contract, (b) imposes non-competition or non-solicitation obligations on any of the InterfaceFABRIC Companies, (c) otherwise is material to any of the InterfaceFABRIC Companies, (d) which provides for payments in excess of $150,000 per year or (e), to the Knowledge of the Company, which extends over a period of more than one year (other than any such Contract that is terminable upon notice of 90 days or less).

(b)    Each Contract required to be disclosed on Schedule 3.16 is Enforceable against the applicable InterfaceFABRIC Company and, to the Knowledge of the Company, is Enforceable against each other party thereto, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedules 3.3 and 3.4, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions and, to the Company’s Knowledge, no party to any such Contract is in breach or violation of any material provision thereunder. Neither the Seller nor any of the InterfaceFABRIC Companies has received any written communication from, or given any written communication to, any other party to any such Contract indicating that the applicable InterfaceFABRIC Company or such other party, as the case may be, is, or with the passage of time or the giving of notice, would be, in default under any such Contract.

3.17    Affiliate Transactions. Except for the matters disclosed on Schedule 3.17, neither Seller nor any of its Affiliates (other than the InterfaceFABRIC Companies), nor any director or officer of any of the Seller or any of its Affiliates is a party to any Contract with any of the InterfaceFABRIC Companies or any officer, director, or employee of any of the InterfaceFABRIC Companies.

3.18    Employees. Except as disclosed on Schedule 3.18, there are no material labor troubles (including any material work slowdown, lockout, stoppage, picketing or strike) pending, or to the Knowledge of the Company, threatened between any of the InterfaceFABRIC Companies, on the one hand, and its employees, on the other hand. Except as disclosed on Schedule 3.18, (a) no employee of any of the InterfaceFABRIC Companies is represented by a labor union, (b) none of the InterfaceFABRIC Companies is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) to the Knowledge of the Company, no petition has been filed or proceedings instituted by an employee or group of employees of the InterfaceFABRIC Companies with any labor relations board seeking recognition of a bargaining representative and (d) to the Knowledge of the Company there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of any of the InterfaceFABRIC Companies and no demand for recognition of employees of any of the InterfaceFABRIC Companies has been made by, or on behalf of, any labor union. The Company has not engaged in any employee layoff activities since June 1, 2005 that at the time of such layoff activities violated or required notice by the Company prior to the date hereof under the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local mass layoff Law.

3.19    Litigation; Governmental Orders.

(a)    Except as disclosed on Schedule 3.19, there is no Action pending or, to the Knowledge of the Company, threatened to which any of the InterfaceFABRIC Companies is a party (either as plaintiff or defendant).

(b)    There is no other Action involving, directly or indirectly, the Business or any of the InterfaceFABRIC Companies, pending, or to the Knowledge of the Company, threatened, (i) which may affect any of the InterfaceFABRIC Companies or its ownership of, or interest in, any material asset or the use or exercise by the InterfaceFABRIC Companies of any material asset, (ii) which, in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (iii) which may result in any change in the current equity ownership of any of the InterfaceFABRIC Companies.

(c)    Except as disclosed on Schedule 3.19, no Government Order has been issued which is applicable to, or otherwise affects, any of the InterfaceFABRIC Companies or its assets or the Business in any material respect.

3.20    Insurance. Schedule 3.20 sets forth a list of all insurance policies under which the InterfaceFABRIC Companies, or their assets, employees, officers or directors or the Business are currently insured (the “Insurance Policies”). Except as disclosed on Schedule 3.20, since December 31, 2004, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim currently pending under any Insurance Policy and related to the InterfaceFABRIC Companies or their respective assets, employees, officers or directors, or the Business or (b) has threatened to cancel any Insurance Policy.

3.21    Brokers and Other Advisors. Except for Wachovia Securities, Inc., the fees and expenses of which will be paid by the Seller or one of its Affiliates (other than the InterfaceFABRIC Companies), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the InterfaceFABRIC Companies.

3.22    Corporate Records. The copies of the minute books of the Company and its Subsidiaries provided to the Buyer contain true, complete, correct, and current copies of their respective Organizational Documents and of all minutes of meetings, resolutions, and other proceedings and actions of their boards of directors, managers, and equity holders, as applicable. The copies of the stock record books of the Company and its Subsidiaries provided to the Buyer are true, complete, correct, and current.

3.23    Previous Sales; Warranties. None of the InterfaceFABRIC Companies has breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that individually or in the aggregate are not material or for which reserves have been established in the Financials.

3.24    Items on Schedules. The Seller has provided true and complete copies or made available to the Buyer in the electronic datasite true and complete copies of each document that is referred to on the Schedules hereto.

3.25    No Additional Representations or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT OR THE TRANSITION MARKS LICENSE AGREEMENT, NEITHER THE SELLER NOR THE INTERFACEFABRIC COMPANIES NOR THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES AND THE CONTEMPLATED TRANSACTIONS ARE “AS IS”. WITHOUT LIMITING THE FOREGOING, THE BUYER ACKNOWLEDGES THAT IT, TOGETHER WITH ITS ADVISORS, HAS MADE ITS OWN INVESTIGATION OF THE INTERFACEFABRIC COMPANIES AND IS NOT RELYING ON (A) ANY IMPLIED WARRANTIES OR (B) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT OR THE TRANSITION MARKS LICENSE AGREEMENT, ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO THE PROSPECTS (FINANCIAL OR OTHERWISE) OR THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS OF THE INTERFACEFABRIC COMPANIES AFTER THE CLOSING, PROVIDED ORALLY OR CONTAINED IN ANY MATERIALS PROVIDED BY THE INTERFACEFABRIC COMPANIES OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES OR OTHERWISE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller, on and as of the date of this Agreement and as of the Closing Date, as follows:

4.1    Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2    Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, Enforceable against the Buyer in accordance with its terms.

4.3    Governmental Authorization. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement or (b) the consummation of the Contemplated Transactions by the Buyer.

4.4    Noncontravention. Neither the execution, delivery and performance by the Buyer of this Agreement nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, the matters referred to in Section 4.3, violate any provision of any Law applicable to the Buyer; (b) result in a breach or violation of, or default under, any Contract of the Buyer; or (c) result in a breach or violation of, or default under, the Buyer’s Organizational Documents.

4.5    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Buyer.

4.6    Litigation; Government Orders.

(a)    There is no Action to which the Buyer is a party (either as plaintiff or defendant), or to which its assets are subject, pending, or to the Knowledge of the Buyer, threatened, which may affect the Buyer or its ownership of, or interest in, any material asset or the use or exercise by the Buyer of any material asset. There is no Action to which the Buyer is a party (either as plaintiff or defendant), or to which its assets are subject, pending, or to the Knowledge of the Buyer, threatened, which (i) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (ii) may result in any change in the current equity ownership of the Buyer.

(b)    No Government Order has been issued which is applicable to, or otherwise affects, the Buyer or its assets or the business of the Buyer.

4.7    Investment Intent. The Buyer acknowledges that the Shares have not been registered under the Securities Act and that the Shares may not be resold absent such registration or unless an exemption therefrom is available. The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act, as amended, and is acquiring the Shares for its own account, for investment purposes only and not with a view toward distribution thereof. The Buyer will not sell or otherwise dispose of any of the Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

4.8    Availability of Funds. The Buyer has cash available or has existing borrowing facilities or firm financing commitments that together are sufficient to enable it to pay the Purchase Price and to consummate the Contemplated Transactions.

4.9    No Reliance. Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges and agrees that neither the Seller nor the Company nor any of their respective directors, officers, employees, shareholders, partners, members or representatives, has made or will make any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in Article III of this Agreement. The Buyer further acknowledges that neither the Company nor the Seller shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of or reliance on, any information regarding any of the InterfaceFABRIC Companies furnished or made available to the Buyer and its representatives in connection with the Contemplated Transactions, except as expressly set forth in this Agreement.

ARTICLE V

COVENANTS

5.1    Conduct of Business.

(a)    Between the date hereof and the Closing Date, except as set forth in Schedule 5.1 and except as otherwise expressly provided in this Agreement (including those exceptions expressly set forth in Sections 5.1(b)(i)-(iv) and 5.1(c)) unless the Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Seller shall cause the InterfaceFABRIC Companies to conduct its business in a prudent and business-like manner and according to the ordinary course of business, and to use its reasonable best efforts to preserve intact its business organization, goodwill, properties and assets, to maintain satisfactory relationships with licensors, licensees, lessors, suppliers, contractors, subscribers, customers and others having material business relationships with it and to conduct its normal and usual maintenance of the properties and assets of the InterfaceFABRIC Companies.

(b)    Without limiting the generality of the foregoing, and except as set forth in Schedule 5.1 and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Closing Date, the Seller shall cause the InterfaceFABRIC Companies not to take any of the following actions without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)         (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other Equity Interests; (B) redeem, purchase or otherwise acquire any outstanding shares of its capital stock, or any rights, warrants or options to acquire any shares of its capital stock or other Equity Interests; or (C) split, combine, subdivide or reclassify any shares of its capital stock;

(ii)         liquidate or dissolve;

(iii)        other than the distribution of Unwanted Assets pursuant to Section 5.19, take or fail to take any action within its control, as a result of which any of the changes or events listed in Section 3.9 would be likely to occur; or

(iv)        enter into any Contract to take any of the foregoing actions.

(c)    Without limiting the generality of the foregoing, and except as set forth in Schedule 5.1 and except as otherwise expressly provided in or contemplated by this Agreement unless the Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, prior to the Closing Date, the Seller shall cause the InterfaceFABRIC Companies to use its commercially reasonable best efforts to:

(i)          maintain in full force and effect, and renew and extend when required to prevent their lapse, all material authorizations as set forth on Schedule 3.3;

(ii)        comply in all material respects with the obligations under (A) each material lease and each material license as set forth on Schedule 3.10, and (B) each material Contract;

(iii)        (A) adhere to current practice with respect to bad debt of the InterfaceFABRIC Companies, collection of accounts and deactivation of delinquent account service; and (B) collect accounts receivable of the InterfaceFABRIC Companies only in the ordinary course of business;

(iv)       (A) maintain all inventory and expendable supplies at levels consistent with past practices; and (B) if any loss, damage, impairment, confiscation or condemnation of or to any of the material assets of the InterfaceFABRIC Companies occurs, ordinary wear and tear excepted (“Casualty Loss”), the Seller shall either, at the Seller’s option (1) prior to the Closing, (A) cause the applicable InterfaceFABRIC Company to repair, replace or restore such material assets to their prior condition or (B) make arrangements to have such material assets repaired, replaced or restored after the Closing on terms approved by the Buyer (which approval shall not be unreasonably withheld), and the Seller shall be entitled to use or receive any and all proceeds of Insurance Policies of the Seller or any of the InterfaceFABRIC Companies in effect prior to the Closing, condemnation awards or claims against third parties relating to such Casualty Loss or (2) notify the Buyer prior to Closing that it does not intend to repair, replace or restore such assets prior to the Closing, in which event, the Buyer may, at its option (X) terminate this Agreement and in such case neither party shall have any further obligation to the other hereunder, or (Y) choose to close in which case the Seller shall assign to any applicable InterfaceFABRIC Company at the Closing all of the Seller’s right, title and interest in and to any proceeds or claims based on such Casualty Loss under any applicable Insurance Policies of Seller covering Casualty Losses.

(v)        maintain in full force and effect, and with existing coverage, the existing Insurance Policies for the Company listed on Schedule 3.20 except for any changes to such policies that are made in the ordinary course and in a manner consistent with good business practice; provided that nothing herein shall obligate the Seller or any of its Affiliates to obtain or to continue any insurance coverage for any period after the Closing.

(d)    The Buyer agrees that, during the period from the date of this Agreement until the Closing Date, the Buyer shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or Equity Interest in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, or permit any of its Affiliates to do any of the foregoing if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting or impeding the consummation of the Contemplated Transactions or (iii) otherwise materially delay the consummation of the Contemplated Transactions.

5.2    Commercially Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts promptly (i) to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under the HSR Act), (ii) to obtain the consent of the lenders under the Wachovia Credit Agreement and (iii) to obtain all other approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Contemplated Transactions (including all such actions, consents, approvals, notifications, waivers, authorizations, orders or filings listed on Schedules 3.3 and 3.4 and the estoppel certificates referenced in Section 2.4(h)) except to the extent such third party approvals, consents, registrations, permits, authorizations and other confirmations would cause the party obtaining the foregoing to waive or forfeit any of its rights hereunder or incur any additional Liabilities or material expenses (subject to Section 5.17), other than counsel fees and similar out-of-pocket expenses.

(b)    In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable and in any event within five (5) Business Days of the date hereof, request early termination of the waiting period under the HSR Act with respect to the Contemplated Transactions and use its commercially reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its commercially reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.2 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable. The Buyer shall be responsible for all filing fees in connection with the filings to be made under the HSR Act.

(c)    Each of the parties hereto shall use its commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Contemplated Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Contemplated Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Contemplated Transactions. Subject to applicable Laws relating to the exchange or disclosure of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Contemplated Transactions. Each party will provide counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that neither party shall be obligated to provide such access or information if the providing party determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client or other privilege. Each party shall have the right to attend conferences and meetings between the other party and regulators concerning the Contemplated Transactions to the extent permitted by applicable Law.

(d)    In furtherance and not in limitation of the covenants of the parties contained in this Section 5.2, each of the parties hereto shall use its commercially reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Contemplated Transactions. Without limiting any other provision of this Agreement, the Buyer and the Seller shall each use its commercially reasonable best efforts to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Contemplated Transactions so as to enable the consummation of the Contemplated Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date). Notwithstanding anything to the contrary contained herein, in no event will this Agreement require the Buyer or its Affiliates (a) to divest, license, sell, or hold separately any of its assets or properties, (b) to consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the Contemplated Transactions, (c) to take any actions that could affect the normal and regular operations of the Buyer, its Affiliates or the Company after the Closing, or (d) to contest, administratively or in court, any Governmental Order or other Action of any Governmental Authority or any other Person respecting the Contemplated Transactions.

5.3    International Acquisition Agreements; International Closings. Subject to the terms and conditions hereof and of the respective International Acquisition Agreements, the Seller shall, and shall cause the International Companies to, and the Buyer shall, perform all of its agreements and obligations under, and use their respective commercially reasonable best efforts to consummate the transactions contemplated by, each International Acquisition Agreement to which it is now or hereafter a party, in each case by the Closing Date. It is the intention of the parties to this Agreement, notwithstanding the provisions of any International Acquisition Agreement, that no purchase and sale contemplated by any International Acquisition Agreement shall be consummated earlier than simultaneously with the Closing pursuant to this Agreement. Accordingly, each of the parties hereto will take such action as may be necessary to ensure that no closing under any International Acquisition Agreement occurs prior to the Closing hereunder.

5.4    Access to Information; Confidentiality.

(a)    From the date of this Agreement until the Closing Date, subject to applicable Laws relating to the exchange or disclosure of information, the Company shall afford to the Buyer and the Buyer’s representatives reasonable access during normal business hours after reasonable prior notice to the InterfaceFABRIC Companies’ properties, books, Contracts, employees and records, and the Seller and the Company shall (i) furnish promptly to the Buyer information concerning its and its Subsidiaries’ business and Real Property as the Buyer may reasonably request and (ii) promptly notify the Buyer in writing of (A) any Material Adverse Effect, and (B) any information that, if known on the date hereof, would have been required to be disclosed in the Schedules to this Agreement in order for the representations and warranties set forth herein to be true as of the date hereof; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client or other privilege. Prior to the Closing Date, (x) Buyer shall not be permitted to, without the prior written consent of the Company and the Seller’s Chief Executive Officer or Chief Financial Officer (which consent may be conditioned upon coordination with the Seller’s Chief Executive Officer or Chief Financial Officer), contact or otherwise communicate with the customers or suppliers of the Business and (y) Buyer shall not be permitted to, without either (I) the prior written consent of the Seller’s Chief Executive Officer or Chief Financial Officer or (II) in coordination with or through Christopher Richard, Kim Thompson, Robert Harper or Mike Rose, contact or otherwise communicate with employees of the Business.

(b)    The Buyer and the Buyer’s representatives shall hold in confidence in accordance with the provisions of the confidentiality agreement, dated February 15, 2007 (the “Confidentiality Agreement”), between the Buyer and the Seller any information regarding the financial condition or business operations of the InterfaceFABRIC Companies that is received or obtained in connection with consummating the Contemplated Transactions, including during any due diligence. At the Closing, without any further action by any party, the Confidentiality Agreement shall terminate automatically.

5.5    Fees and Expenses. Subject to the provisions of Articles VI and except as otherwise provided in Section 5.2(b):

(a)    The Seller (and not the Company) shall pay all of the fees, costs and expenses incurred by the Seller and the InterfaceFABRIC Companies incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions hereby and thereby;

(b)    The Buyer shall pay all of the fees, costs and expenses incurred by it incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, whether or not the Contemplated Transactions are consummated; provided, however, that if the Closing occurs, the Company (and not the Seller) shall pay all of such fees, costs, and expenses on behalf of the Buyer.

5.6    Seller Marks. Except as otherwise provided in a Transition Marks License Agreement to be entered into by the Buyer, the Seller and the Company prior to or contemporaneously with the Closing in the form attached hereto as Exhibit A (the “Transition Marks License Agreement”), the Buyer acknowledges that the Buyer and its Subsidiaries have no right, title or interest in or to any trademarks, tradenames, service marks or service names, any registrations or applications with respect to the foregoing, or any goodwill associated with the foregoing, of the Seller or of any of its Affiliates (the “Marks”), including without limitation the names “Interface” and “InterfaceFABRIC”, and agrees to terminate and cause any Subsidiary to terminate any and all uses of any of the Marks immediately upon Closing and to execute and deliver to the Seller at such time a written disclaimer of any rights to the Marks and an acknowledgment that the Marks and the goodwill associated therewith are proprietary rights belonging to the Seller or an Affiliate of the Seller and that such entities are the sole owners of all trademark and other rights, titles and interests in and to the Marks.

5.7    Press Releases. No public filing, release or announcement concerning this Agreement or the Contemplated Transactions shall be issued by any party or its Affiliates without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), unless such disclosure is required by any Government Order, by Law or to comply with the obligations of any accounting standards and applicable securities Laws and other laws and regulations of the Securities and Exchange Commission or state or local government regulations or any applicable securities exchange or self-regulatory organization; provided, however, that the party intending to make such release shall use commercially reasonable best efforts consistent with such Government Order, Law or obligation to give the other parties prior notice and to consult with the other parties with respect to the text thereof; provided, further, that following the Closing, each party shall be entitled to issue any such press release or make any such public statement without the consent of the other parties if such party determines in good faith that such disclosure is or may be required to comply with the obligations of any accounting standards and applicable securities Laws and other laws and regulations of the Securities and Exchange Commission or state or local government regulations or any applicable securities exchange or self-regulatory organization.

5.8    Employee Benefits.

(a)    Except as otherwise provided herein, effective as of the Closing, all current and former employees of the InterfaceFABRIC Companies shall cease active participation in all Company Employee Plans, and the InterfaceFABRIC Companies shall cease to be a participating employer in all Company Employee Plans for all periods of time on and after the Closing. Any rights or benefits to which any current or former employee of an InterfaceFABRIC Company is entitled shall be determined in accordance with the terms and conditions of the applicable Company Employee Plan. Neither the

Seller nor any of its Affiliates shall be obligated to continue any insurance coverage with respect to the InterfaceFABRIC Companies, and neither the Buyer nor the InterfaceFABRIC Companies shall have any claims or rights under or against any insurance policies maintained by the Seller or any of its Affiliates.

(b)    The Buyer shall be responsible for establishing a group health and dental plan (the “Buyer’s Health Plan”) for the InterfaceFABRIC Companies effective September 1, 2007 (or such later date as provided for in the Transition Services Agreement to be executed by the parties pursuant to Section 5.10 (the “Transition Services Agreement”)) in which the employees of the InterfaceFABRIC Companies who were employed by any of the InterfaceFABRIC Companies immediately prior to such date (and their eligible dependents) shall be eligible to participate immediately. The Buyer shall notify all such employees of their (and their eligible dependents’) eligibility to participate in the Buyer’s Health Plan prior to the effective date of such plan. Except as otherwise provided for in the Transition Services Agreement, coverage for the InterfaceFABRIC Companies’ employees (and their eligible dependents) under the group health and dental plan maintained by the Seller (the “Seller’s Health Plan”) shall continue in accordance with the terms of such plan through August 31, 2007 (or such later date as provided for in the Transition Services Agreement) (the “Medical Effective Date”). The Seller and the Buyer agree that, after the Medical Effective Date, the InterfaceFABRIC Companies’ employees and their eligible dependents shall cease to be covered under the Seller’s Health Plan. For the period ending on the Medical Effective Date, the Seller’s Health Plan shall be responsible for providing continuation health care coverage required under Code Section 4980B and ERISA Sections 601 through 608 (collectively, “COBRA”) with respect to any “qualifying event” (as that term is defined in COBRA) occurring on or before the Medical Effective Date, with respect to the employees of the Company and its Subsidiaries and their eligible dependents; provided, immediately following the Medical Effective Date, any current or former employee of the InterfaceFABRIC Companies (and any qualified beneficiary of such employee) who has elected (or is otherwise eligible) to receive COBRA continuation coverage under the Seller’s Health Plan with respect to a qualifying event occurring after the Closing Date (the “Post-Closing COBRA Beneficiaries”) shall begin receiving (or become eligible to receive) COBRA continuation coverage under the Buyer’s Health Plan and shall cease receiving (or being eligible to receive) such coverage under the Seller’s Health Plan. The Buyer shall be responsible for complying with the requirements of COBRA with respect to any Post-Closing COBRA Beneficiary and the Seller shall retain responsibility for complying with such requirements for all other persons who may be entitled to COBRA coverage as a result of their participation in the Seller’s Health Plan. In addition to any amount due in the month in which the Closing occurs from the InterfaceFABRIC Companies to the Seller for the InterfaceFABRIC Companies’ participation in the Seller Health Plan during the month preceding the Closing, under the Seller’s customary, established payment process, the Buyer and/or the InterfaceFABRIC Companies shall pay to the Seller, for the coverage of the current and former InterfaceFABRIC Companies’ employees and their eligible dependents and any Post-Closing COBRA Beneficiaries under the Seller Health Plan during the period beginning on the first day of the month that includes the Closing and ending on the Medical Effective Date (the “Coverage Period”), (x) the amounts of benefits payable to, or with respect to,

InterfaceFABRIC Companies’ employees and their eligible dependents and any Post-Closing COBRA Beneficiaries under the Seller’s Health Plan with respect to claims incurred during the Coverage Period, plus (y) the allocable portion of third party administrator fees and stop loss insurance premiums, minus (z) the premium amounts paid to the Seller under the Seller’s Health Plan by current and former InterfaceFABRIC Companies’ employees and their eligible dependents and any Post-Closing COBRA Beneficiaries with respect to the Coverage Period, whether for regular coverage or COBRA continuation coverage. For purposes of this Section 5.8(b), a claim shall be deemed to have been incurred on the date when services are rendered, supplies are provided or medications are prescribed and not when the condition arose.

(c)    Effective as of the Closing, (i) the Buyer shall be liable for all workers compensation claims of the InterfaceFABRIC Companies’ employees relating to occupational illnesses and injuries that are incurred after the Closing Date, and (ii) the Seller shall remain liable for all workers compensation claims of the InterfaceFABRIC Companies’ employees relating to occupational illnesses and injuries that are incurred on or before the Closing Date.

(d)    The Seller shall remain liable for, and shall indemnify and hold the Buyer and the InterfaceFABRIC Companies harmless from and against (i) an claims made by an employee of the Company or its Subsidiaries (including claims for a Company or a Subsidiary employee’s dependent or beneficiary) for payment or reimbursement of life insurance, vision, and long term disability with respect to events that occur on or prior to the Medical Effective Date, (ii) with respect to employees of the Company and its Subsidiaries who are not salaried exempt employees, short term disability claims for payment or reimbursement with respect to events that occur on or prior to the Medical Effective Date; (iii) with respect to salaried exempt employees, short-term disability claims for payment or reimbursement with respect to events that occur on or prior to the Closing Date, and (iv) any and all InterfaceFABRIC Canada, Inc./InterfaceTISSU Canada, Inc. employee claims (including claims for an InterfaceFABRIC Canada, Inc./InterfaceTISSU Canada, Inc. employee’s dependent or beneficiary) for payment or reimbursement of medical, dental, vision, life insurance, accidental death and dismemberment, and disability benefits with respect to events that occur on or prior to the Medical Effective Date. The Buyer and the Company shall be liable for, and shall indemnify and hold the Seller harmless from and against (i) any and all claims made by an employee of the Company or its Subsidiaries (including claims for such an employee’s dependent or beneficiary) for payment or reimbursement of life insurance, vision, and long term disability with respect to events that occur after the Medical Effective Date, (ii) with respect to employees who are not salaried exempt employees of the Company and its Subsidiaries, short term disability with respect to events that occur after the Medical Effective Date, (iii) with respect to salaried exempt employees, short-term disability claims for payment or reimbursement with respect to events that occur after the Closing Date, and (iv) any and all InterfaceFABRIC Canada, Inc./InterfaceTISSU Canada, Inc. employee claims (including claims for an InterfaceFABRIC Canada, Inc./InterfaceTISSU Canada, Inc. employee’s dependent or beneficiary) for payment or reimbursement of medical, dental, vision, life insurance, accidental death and dismemberment, and disability benefits with respect to events that occur after the Medical Effective Date. For purposes of this Section 5.8(d), a claim shall be deemed to have been incurred on the date when services are rendered, supplies are provided or medications are prescribed and not when the condition arose.

(e)    Effective as of the Closing, the Company shall assume and become solely responsible and liable, or if currently responsible and liable, shall remain solely responsible and liable, for (i) all payroll obligations for the InterfaceFABRIC Companies’ employees and (ii) the Company Employee Plans set forth on Schedule 5.8(e). The Company shall, and the Company shall cause the InterfaceFABRIC Companies to, indemnify, defend, and hold harmless the Seller from and against any liabilities assumed or retained by the Company under this Section 5.8(e). Except as specified in this Section 5.8, the Company is not assuming and shall not be liable or responsible for any liabilities or obligations under any Company Employee Plan arising on or prior to the Closing Date. Without limiting the generality of the foregoing, the Company shall not be liable or responsible for any obligations set forth on Schedule 3.14(c).

(f)    Within thirty (30) days after the Medical Effective Date, the Seller shall transfer to the Buyer an amount equal to the aggregate balance remaining in the flexible spending accounts of the InterfaceFABRIC Companies’ employees, adjusted for claims submitted but not yet reimbursed from such accounts as of such date. The Buyer shall be liable for any claims submitted after the date of such transfer. The Seller also shall provide to the Buyer such information and cooperation as may be necessary for the Buyer to administer such accounts for the remainder of the current plan year.

5.9    Affiliate Agreements.

(a)    Prior to or contemporaneously with the Closing, the Seller shall, and shall cause the InterfaceFABRIC Companies and the Seller’s other Affiliates to, terminate the Contracts and intercompany transactions between any of the InterfaceFABRIC Companies and the Seller or such Affiliates and other items listed on Schedule 3.17 and to enter into mutual releases of claims with respect to such Contracts and intercompany transactions.

(b)    In the event the Seller or any of its Affiliates remains after the Closing as a guarantor under any Guarantee with respect to the Leases and Contracts listed on Schedule 5.9(b), (i) the Company shall, and the Company shall cause the other InterfaceFABRIC Companies to, indemnify, defend, and hold harmless the Seller and its Affiliates from and against any payment or performance by the Seller or its Affiliates that results from, arises out of, or relates to any such Guarantee, and (ii) the Company shall not, and the Company shall cause the other InterfaceFABRIC Companies not to, without the written consent of the Seller, enter into any amendment, expansion, renewal or extension of the underlying Lease or Contract that is subject to the Guarantee, or otherwise amend, expand, renew or extend the terms thereof, unless the Company shall first obtain a release of such Guarantee.

(c)    Promptly following the Closing (and in no event later than five days following the Closing Date), the Company shall cause InterfaceFABRIC Canada, Inc./InterfaceTISSU Canada, Inc. to pay the InterfaceFABRIC Canada Debt to InterFLOR Canada, Inc.

5.10    Transition Services. Prior to or contemporaneously with the Closing, the Seller and the Company shall enter into a Transition Services Agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”).

5.11    No Solicitation. Until the earlier of (a) the Closing Date or (b) the termination of this Agreement pursuant to Article IX, neither the Seller, nor the Company, nor any of their respective Subsidiaries or Affiliates will, directly or indirectly, (i) solicit, initiate or encourage any proposal or offer from any Person or enter into any agreement or accept any offer relating to any (A) reorganization, liquidation, dissolution or recapitalization of any of the InterfaceFABRIC Companies, (B) merger or consolidation involving any of the InterfaceFABRIC Companies, (C) purchase or sale of all or substantially all of the assets or capital stock of any of the InterfaceFABRIC Companies, or (D) similar transaction or business combination involving any of the InterfaceFABRIC Companies; or (ii) furnish any information with respect to, assist or participate in any effort or attempt by any Person to do or seek to do any of the foregoing. The Seller and the Company will direct their advisors, agents, and other representatives not to (i) solicit, initiate or encourage any proposal or offer from any Person or enter into any agreement or accept any offer relating to any (A) reorganization, liquidation, dissolution or recapitalization of any of the InterfaceFABRIC Companies, (B) merger or consolidation involving any of the InterfaceFABRIC Companies, (C) purchase or sale of all or substantially all of the assets or capital stock of any of the InterfaceFABRIC Companies, or (D) similar transaction or business combination involving any of the InterfaceFABRIC Companies; or (ii) furnish any information with respect to, assist or participate in any effort or attempt by any Person to do or seek to do any of the foregoing.

5.12    Further Assurances.

(a)    From and after the Closing Date, the Seller shall, and shall cause its Subsidiaries to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, to fully vest the Shares in the Buyer and, indirectly, the International Securities in Buyer, and to confirm and assure the rights and obligations provided for in this Agreement and the International Acquisition Agreements and render effective the consummation of the Contemplated Transactions; and

(b)    From and after the Closing, the Buyer shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Seller, to confirm and assure the rights and obligations provided for in this Agreement and the International Acquisition Agreements and render effective the consummation of the Contemplated Transactions.

5.13    Restrictive Covenants of Seller.

(a)    The Seller covenants that, commencing on the Closing Date and ending on the third anniversary of the Closing Date (the “Non-Competition Period”), except as otherwise provided in this Section 5.13, the Seller shall not, and it shall cause its Subsidiaries and its and its Subsidiaries’ officers and employees (the “Restricted Persons”), not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership or financial interest in, or permit the Seller’s or any such Restricted Person’s name to be used in connection with, any business in the world (the “Territory”), which is engaged in the business of developing, designing, manufacturing, marketing or selling of seating fabrics (including automotive seating), panel fabrics, window treatment fabrics, cubicle curtain fabrics, molded or formed seating and panel products, 3-dimensional and technical knitting fabrics, performance enhanced fabrics (such as krypton coating) and wallcovering fabrics (the “Products”) and fabric cutting, fabric coating and fabric laminating services with respect to the Products (the “Restricted Business”); provided, however, that nothing contained herein shall prevent or restrict Seller or any of its Restricted Persons from acquiring or being acquired by, acquiring an interest in or selling any interest to, or merging, consolidating or combining with, any business or Person that is engaged in, directly or indirectly, in any capacity, or has any direct or indirect ownership or financial interest in, any business which is engaged in the Business, or from owning, operating or continuing the activities of such business or Person thereafter; provided further, that if the Seller or any of its Restricted Persons acquires any Person that derives in excess of 25% of its revenue (determined in accordance with GAAP) from Restricted Business and more than one year remains in the Non-Competition Period, then the Seller shall or shall cause its applicable Restricted Person to divest the division or entity that engages in the Restricted Business as promptly as practicable and in any event within one year after the closing of such acquisition. It is recognized that the Restricted Business is expected to be conducted by Buyer throughout the Territory and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Sections 5.13(b) and (c) and the non-use covenant set forth in Section 5.13(d)) are therefore not appropriate.

(b)    The Seller covenants that, during the Non-Competition Period, the Seller shall not, and it shall cause its Restricted Persons not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any of the InterfaceFABRIC Companies or potential clients or customers of any of the InterfaceFABRIC Companies for purposes of diverting Restricted Business from any of the InterfaceFABRIC Companies.

(c)    The Seller covenants that, commencing on the Closing Date and ending on the second anniversary of the Closing Date, the Seller shall not, and it shall cause its Restricted Persons not to, solicit the employment or engagement of services of, or hire or engage, any Person who is or was employed as an employee by any of the InterfaceFABRIC Companies as of the date hereof on a full- or part-time basis; provided, however, nothing herein shall prohibit Seller or one of its Restricted Persons from hiring an individual who responds to a general solicitation or advertisement provided that the group that is so solicited is defined by criteria other than as employees of any of the InterfaceFABRIC Companies; provided, further, in no event shall the Seller or any of its Restricted Persons hire Christopher Richard, Kim Thompson, Robert Harper or Mike Rose prior to the date that is the earlier of (i) five years after the Closing Date and (ii) one year after the date that such individual is no longer an employee of, or consultant to, the Buyer or any of its Affiliates.

(d)    The Seller recognizes and acknowledges that by reason of its involvement with the InterfaceFABRIC Companies and the Business, it has had access to trade secrets and other confidential information relating to the InterfaceFABRIC Companies and the Business (the “Trade Secrets”). The Seller acknowledges that such Trade Secrets are a valuable and unique asset to the InterfaceFABRIC Companies and the Business and covenants that it will not allow the disclosure of any such Trade Secrets to any Person for any reason whatsoever or at any time whatsoever, unless such information is in the public domain through no wrongful act of the Seller or its Restricted Persons or such disclosure is required by applicable Law.

(e)    For the avoidance of doubt, nothing contained in this Section 5.13 shall prohibit Seller or any of its Restricted Persons from (i) engaging in, directly or indirectly, in any capacity, or having any direct or indirect ownership or financial interest in, or permit the Seller’s or any such Restricted Person’s name to be used in connection with, the design, production and sale of carpet, carpet tile or other floor-covering products, regardless of how used, or other products for the commercial interiors industry other than the Restricted Business, or (ii) owning up to 2% of any class of publicly traded securities of any Person engaged in the Restricted Business. For the avoidance of doubt, once any Restricted Person is no longer a Restricted Person, the Seller shall have no obligation thereafter to cause such Restricted Person to comply with this Section 5.13, which shall not be binding on such Restricted Person.

(f)    The Seller acknowledges that the restrictions contained in this Section 5.13 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the Acquisition. The Seller acknowledges that any violation of this Section 5.13 will result in irreparable injury to the Buyer and agrees that the Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.13, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

(g)    In the event that any covenant contained in this Section 5.13 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations provided herein and permitted by applicable Law. The covenants contained in this Section 5.13 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.14    Restrictive Covenants of Buyer. The Buyer covenants that, commencing on the Closing Date and ending on April 21, 2009, the Buyer shall cause the InterfaceFABRIC Companies to comply with the restrictive covenants set forth in Section 13 of the agreement dated April 21, 2006, among Seller, Interface Europe Ltd. and Phabrics Limited (the “Camborne Agreement”) as if the InterfaceFABRIC Companies are members of the “Seller Group” defined therein.

5.15    Berkshire Agreement.

(a)    The Company has entered into that certain Asset Purchase Agreement, dated May 22, 2007, (the “Berkshire Agreement”) with Richloom Fabrics Group, Inc., Richloom Fabrics Corp. and Berkshire Weaving Corp. (each, a “Richloom Party”; collectively, the “Richloom Parties”). Pursuant to and subject to the terms and conditions in the Berkshire Agreement, the Company has agreed to purchase certain assets and assume certain liabilities of the Richloom Parties for a specified purchase price, part of which is payable in cash at closing and part of which is payable pursuant to a promissory note to be made at closing, a form of which is attached as an exhibit to the Berkshire Agreement (the “Berkshire Note”). The Company would also hire certain of the employees of the Richloom Parties at its facility located at 2213 Industrial Park Road, Lancaster, South Carolina and lease the real estate at the facility for 5 years pursuant to a lease to be executed at closing, a form of which is attached as an exhibit to the Berkshire Agreement (the “Berkshire Lease”).

(b)    Buyer acknowledges and agrees that, pursuant to and in accordance with the Berkshire Agreement, the InterfaceFABRIC Companies may close the transactions contemplated by the Berkshire Agreement (in accordance with the terms thereof) and enter into the Berkshire Note (in the form attached as an exhibit to the Berkshire Agreement) and Berkshire Lease (in the form attached as an exhibit to the Berkshire Agreement) at or prior to Closing (such actions, the “Berkshire Transactions”), and, in such case, the parties hereby agree that the Purchase Price shall be increased by the cash portion of the purchase price paid by the Seller of the Company to the Richloom Parties, not to exceed $1,875,000 (which purchase price, for the avoidance of doubt, includes both the payment made at closing of the Berkshire Transactions and the $300,000 payment made to the Richloom Parties prior to closing) (the “Berkshire Adjustment”). Buyer further acknowledges and agrees that, whether or not the Berkshire Transactions have occurred at or prior to Closing, (i) on and as of the date of this Agreement and the Closing Date, the Seller and the Company shall not make or be deemed to make to Buyer any representation or warranty pursuant to Article III or otherwise with respect to any of the assets, liabilities, operations or employees that were assets, liabilities, operations or employees of the Richloom Parties at any time prior to the closing of the Berkshire Transaction, (ii) the effect of the closing of the Berkshire Transactions (on the terms set forth above) or the InterfaceFABRIC Companies’ ownership, operation or employment of the assets, liabilities, operations or employees that were assets, liabilities, operations or employees of the Richloom Parties shall not constitute the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant, agreement or undertaking of the Seller or the Company pursuant to Article V or otherwise or constitute a Material Adverse Effect, and (iii) provided that the Berkshire Transactions are completed in accordance with the terms of the Berkshire Agreement, Seller shall have no liability or obligation to indemnify, defend or hold harmless or otherwise pay, reimburse or make whole for or on account of any Buyer Damages that an Indemnified Buyer Party may sustain, suffer, or incur or that result from, arise out of or relate to, the Berkshire Transactions or any Debt, Taxes, Liabilities or employee benefit plans of the Richloom Parties or any Affiliate of any Richloom Party.

5.16    Workers’ Compensation. Prior to the Closing, the Company and the Buyer shall use their respective commercially reasonable efforts to obtain policies on behalf of the InterfaceFABRIC Companies to insure for workers’ compensation benefits for employees of the InterfaceFABRIC Companies after the Closing (the “Workers’ Compensation Policies”), such Workers’ Compensation Policies to be effective upon the Closing. Commencing with the execution and delivery of this Agreement, the Seller shall use its commercially reasonable efforts to cooperate with and assist the Company and the Buyer in seeking to obtain such Workers’ Compensation Policies, and the Company and the Buyer shall use their respective commercially reasonable efforts to cooperate with and assist the Seller in connection with the termination of the Seller’s or the InterfaceFABRIC Companies’ self-insured workers’ compensation plans or licenses for employees of the InterfaceFABRIC Companies, in each case except to the extent such effort and cooperation would cause the party to waive or forfeit any of its rights hereunder or incur any additional Liabilities or material expenses other than counsel fees and similar out-of-pocket expenses.

5.17    Licenses and Leases.

(a)    Prior to the Closing, the Seller shall use its commercially reasonable efforts to obtain on behalf of the InterfaceFABRIC Companies new licenses (or assignments of licenses) to continue to use after the Closing the software identified on Schedule 5.17 (together, the “Agreed Software”), which Agreed Software (i) is currently being used by the InterfaceFABRIC Companies under license agreements of the Seller, or (ii) is subject to a license agreement that requires consent of the counterparty to the transactions contemplated by this Agreement (the “New Software Licenses”). The New Software Licenses shall include user quantities (or CPUs or other applicable measure) and other terms materially consistent with the terms previously provided to the Buyer. Any maintenance or support of the Agreed Software after the Closing shall be the responsibility of the InterfaceFABRIC Companies and not paid for by the Seller. Commencing with the execution and delivery of this Agreement, the Seller will confer and consult with the Buyer regarding the applicable discussions with the relevant software vendors, and shall advise the Buyer from time to time with respect to the status of the licensing efforts under the preceding sentence. The Buyer shall cooperate with and assist the Seller in seeking to obtain such New Software Licenses.

(b)    Prior to the Closing, the Seller shall use its commercially reasonable efforts to obtain on behalf of the InterfaceFABRIC Companies new leases to continue to use after the Closing the equipment leased (the “Agreed Equipment”) pursuant to the leases identified as items 12 and 20 on Schedule 3.17 under lease agreements of the Seller (the “New Leases”), such New Leases to be on the existing terms applicable to the Agreed Equipment. Commencing with the execution and delivery of this Agreement, the Seller will confer and consult with the Buyer regarding the applicable discussions with the relevant equipment lessors, and shall advise the Buyer from time to time with respect to the status of the leasing efforts under the preceding sentence. The Buyer shall cooperate with and assist the Seller in seeking to obtain such New Leases. In lieu of obtaining a new lease to any Agreed Equipment, the Seller may obtain the lessor’s consent for the Seller partially to assign Seller’s rights under its existing lease for such equipment, and if the Seller does so it and the Company will execute such a partial assignment prior to Closing and cause the Company to assume and be solely responsible for the obligations of the lease applicable to the Agreed Equipment. The Seller shall be responsible for any lease (or consent) fees required to obtain such New Leases (or consent to assignment), provided that the Seller at its option may elect not to pay any fee required to obtain such New Lease or consent to assignment. In the event that the Seller elects not to pay any such fee, or is otherwise unable to obtain any New Lease or consent to assignment by the Closing, use of the Agreed Equipment shall be governed by the Transition Services Agreement for the remaining term of the lease agreement covering such Agreed Equipment, provided that in that event the Seller may obtain such New Lease or consent to assignment after Closing, the parties will effect such New Lease or partial assignment for the then remaining term of such lease agreement.

(c)    Prior to the Closing, the Seller shall use its commercially reasonable efforts to obtain the consent of the lessor under the equipment lease of the Company identified as item 19 on Schedule 3.16 (the “Company Lease”) to the sale of the shares of the Company hereunder (the “Lease Consent”). The Seller may also request such lessor to release the outstanding guarantee by the Seller of the Company Lease, and to confirm the absence of any mandatory obligation by the Company to purchase the equipment leased to the Company pursuant to such lease (the “Company Leased Equipment”) at the expiration of the scheduled term of such lease (a “Term Expiration Mandatory Purchase Requirement”). If, after the Closing, the Company continues to lease the Company Leased Equipment pursuant to the Company Lease for the balance of the scheduled term of the Company Lease, and if the Seller has not obtained either a written confirmation of the lessor that no Term Expiration Mandatory Purchase Requirement exists or a waiver by the lessor of any Term Expiration Mandatory Purchase Requirement (either, a “Lease Confirmation”) on or before the 30th day before the date on which the Company would be required to purchase the Company Lease Equipment pursuant to any such Term Expiration Mandatory Purchase Requirement (the “Purchase Date”), then on or before such 30th day before the Purchase Date, the Company at its option may give the Seller notice that it has elected not to purchase the Company Leased Equipment on the Purchase Date, and that it has elected to require the Seller to purchase in its stead. Upon receipt of such notice, the Seller shall be deemed to have assumed the Company’s obligation to purchase pursuant to the Term Expiration Mandatory Purchase Requirement and shall purchase the Company Leased Equipment on the Purchase Date from the lessor for the purchase price required under the Company Lease and otherwise on the terms of the Term Expiration Mandatory Purchase Requirement. Upon such purchase, the Seller may retain, sell or otherwise dispose of the Company Leased Equipment in such manner as it deems appropriate in its sole discretion. The Seller shall not be obligated to pay any consent fees or other amounts to obtain a Lease Consent or Lease Confirmation. If the Seller shall become obligated hereunder to purchase the Company Leased Equipment pursuant to the Term Expiration Mandatory Purchase Requirement, the Buyer and the Company shall cooperate with the Seller to facilitate its purchase and taking possession of the Company Leased Equipment. Nothing contained in this Section shall affect any rights or obligations the Seller may have as guarantor of the Company Lease.

5.18    Title Commitments and Surveys.

(a)    The Buyer has obtained and furnished to the Seller the title commitments issued by First American Title Insurance Company (the “Title Insurer”) for the Real Property (each title commitment, together with any amendment, revision or update of same from time to time, a “Title Commitment”).

(b)    The Buyer shall have until the fifteenth (15th) day after the date of this Agreement or, if earlier, the fifth (5th) day after Buyer’s receipt of any surveys it obtains of any of the Real Property (the “Title Review Period”) to notify the Seller, in writing, of its objection to any Survey Defects shown on surveys obtained by the Buyer. In the event of any such notice, the Seller shall furnish to the Seller the Survey that shows the Survey Defect. If any Survey is not received within fifteen (15) days after the date of this Agreement or if Buyer’s written objection is not received by the Seller within the Title Review Period, the Buyer shall be deemed to have approved all Survey Defects and other matters indicated on such Survey and such Survey Defects shall be deemed to be Permitted Encumbrances hereunder. If the Buyer timely objects in writing to one or more such Survey Defects as provided for above, the Seller may, at the Seller’s discretion, endeavor to cure such objections by either eliminating such Survey Defects or causing the Title Insurer to insure over such Survey Defect(s) within thirty (30) days after the Buyer’s delivery of a notice of objection. If the Seller does not cure each Survey Defect to which the Buyer has timely objected within 30-day period specified above, then the Buyer may, as its sole remedy for the existence of any such Survey Defect and such failure to cure each such Survey Defects, terminate this Agreement by delivering written notice to the Seller within five (5) days after the expiration of the 30-day period specified above.

5.19    Unwanted Assets. Prior to the Closing, the Company shall transfer to the Seller or its designee title to the assets set forth on Schedule 5.19 (the “Unwanted Assets”) as a distribution with respect to Seller’s shares in the Company.

ARTICLE VI

TAX MATTERS

6.1    Section 338(h)(10) Election.

(a)    The Buyer and the Seller shall jointly make an election under Section 338(h)(10) of the Code (and any comparable election under state or local Law) (the “338(h)(10) Elections”) with respect to the acquisition of the Company and its U.S. Subsidiaries by the Buyer. The Buyer and the Seller shall cooperate fully with each other in the making of the 338(h)(10) Elections. The Buyer shall be responsible for the preparation and filing of all Tax Returns and forms (the “Section 338 Forms”) required under applicable law to be filed in connection with making the 338(h)(10) Elections. The Seller shall deliver to the Buyer within a reasonable time prior to the date the Section 338 Forms are required to be filed, such documents and other forms as are reasonably required by the Buyer to properly complete the Section 338 Forms. The Buyer shall prepare a complete set of Section 338 Forms and any additional data or materials required to be attached to IRS Form 8023 for the Seller’s review and approval, provided that the Seller shall not unreasonably withhold such approval.

(b)    The Buyer and the Seller shall allocate the Purchase Price in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder. Within thirty (30) days after the Closing, the Buyer shall deliver to the Seller a schedule setting forth a proposed allocation of the Purchase Price consistent with the foregoing sentence. Within thirty (30) days after its receipt of such proposed allocation schedule, the Seller shall provide the Buyer with any suggested revisions to the proposed allocation schedule for the Buyer’s review and approval, provided that the Buyer shall not unreasonably withhold such approval. Such allocation shall be used for purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of the Company in connection with the 338(h)(10) Elections.

6.2    Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all transfer taxes, real property transfer taxes, sales taxes, use taxes, excise taxes, stamp taxes, conveyance taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be split equally and paid by the Buyer and the Seller, except that any such Taxes resulting from any 338(h)(10) Election and the distribution of the Unwanted Assets shall be paid by the Seller. The Seller and the Buyer shall cooperate in the preparation and filing of any returns relating to such Taxes.

6.3    Proration of Certain Company Taxes. All real property, personal property and similar ad valorem Taxes payable by the InterfaceFABRIC Companies attributable to the InterfaceFABRIC Companies’ assets at Closing, for the fiscal year during which the Closing occurs shall be allocated proportionately to the portion of such fiscal year or other period ending on the Closing Date and the portion of such year or other period beginning after the Closing Date by allocating such Taxes on a per diem basis for the entire taxable period to which such Taxes relate. Except as otherwise expressly provided in this Agreement, any such Taxes allocated to the pre-Closing period shall be included on the Final Working Capital Schedule as a liability to the extent such Taxes remain unpaid as of the Closing Date, and to the extent so included the Company shall pay the same when and as due. Any such Taxes allocated to the post-Closing period shall be included in the Company’s current assets on the Final Working Capital Schedule to the extent such Taxes have been paid by the Company on or before the Closing Date. No such Taxes allocated to the post-Closing period shall be included on the Final Working Capital Schedule as a liability. If the amount of such Taxes for the taxable period including the Closing Date has not been fully determined by the Closing Date, then when the amount is finally determined, the parties shall reimburse each other to the extent necessary so that, taking into account related inclusions on the Final Working Capital Schedule, the Buyer only pays those Taxes which are attributable to the taxable period beginning after the Closing Date on a per diem basis.

6.4    Tax Returns and Reports. The Seller shall prepare or cause to be prepared, and the Seller and the Buyer shall cause the Company to timely file, all Tax Returns for the InterfaceFABRIC Companies for Tax periods ending on or prior to the Closing Date which are to be filed on or after the Closing Date. All such returns shall be prepared in a manner consistent with past practice, except to the extent otherwise required by Law. The Seller shall permit the Buyer to review and comment on each such Tax Return prior to filings and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer. The Seller shall pay all Taxes required to be paid in connection with such Tax Returns, including any deferred income from intercompany transactions triggered into income by Section 1.1502-13 of the Treasury Regulations and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury Regulations triggered by reason of the departure of the InterfaceFABRIC Companies from the Seller Group. The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the InterfaceFABRIC Companies for Tax periods beginning prior to the Closing Date and ending after the Closing Date. All such returns shall be prepared in a manner consistent with past practice, except to the extent otherwise required by Law. The Buyer shall permit the Seller to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. The Buyer shall pay all Taxes required to be paid in connection with such Tax Returns, subject to indemnification for the portion of such Taxes required to be indemnified by Seller as attributable to any Pre-Closing Tax Period. Unless otherwise mandated by Law, neither the Buyer nor any of its Affiliates or any successor thereto will file any amended Tax Return with respect to any Tax period ending on or prior to the Closing Date.

6.5    Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Seller nor any of the InterfaceFABRIC Companies shall be obligated to make any payment to any Person pursuant to any such agreement or arrangement, and all other rights and obligations resulting from any such agreement or arrangement shall cease.

6.6    Allocation of Certain Taxes.

(a)    If the InterfaceFABRIC Companies are permitted but not required under applicable state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(b)    In the case of Taxes arising in a taxable period of the any of the InterfaceFABRIC Companies that includes, but does not end on, the Closing Date, except as provided in Section 6.3, the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Tax Period. For the avoidance of doubt, for purposes of this Agreement, any Taxes resulting from (i) any 338(h)(10) Election, (ii) the distribution of the Unwanted Assets, (iii) the transactions contemplated by this Agreement (including the transactions described on Schedule 5.1), and (iv) the departure of any of the InterfaceFABRIC Companies from the Seller Group (resulting from the triggering into income of items from deferred intercompany transactions under Section 1.1502-13 of the Treasury Regulations or excess loss accounts under Section 1.1502-19 of the Treasury Regulations or otherwise) are attributable to the Pre-Closing Tax Period.

6.7    Cooperation. The Seller and the Buyer shall cooperate, and shall cause their respective Affiliates and representatives to cooperate, fully with the Company and each other in connection with the preparation and filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all books and records and all material Tax information relating to periods of the InterfaceFABRIC Companies ending on or before or including the Closing Date until the later of the expiration of the statutes of limitations (as such statutes may be extended) with respect to Taxes for such periods and the conclusion of all litigation with respect to such Taxes, and shall provide each other, as reasonably requested, access to personnel and such books and records and information to the employees, agents and representatives of the requesting party. The Buyer and the Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Business or the Contemplated Transactions.

6.8    Tax Contests.

(a)    The Buyer shall promptly notify the Seller in writing within ten (10) days from its receipt of written notice of any pending or threatened assessment or claim in any audit, litigation or other proceeding in respect of any of the InterfaceFABRIC Companies related to Taxes for which the Seller may be liable under this Agreement. Such notice shall be accompanied by copies of any notice or other documents it has received from any Governmental Authority. If the Buyer fails to promptly notify the Seller in accordance with this Section 6.8(a), then (i) if the Seller is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Seller shall have no obligation to indemnify the Buyer for any Taxes arising out of such asserted Tax liability, and (ii) if the Seller is not precluded from contesting such asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the Seller, then any amount that the Seller is otherwise required to pay the Buyer pursuant to Section 10.1 shall be reduced by the amount of such detriment.

(b)    The Seller shall have the right to represent the interests of any of the InterfaceFABRIC Companies in any audit, litigation or other proceeding (collectively, “Tax Contest”) relating to Taxes for which the Seller may be liable under this Agreement, to employ counsel of its choice at its expense and to control the conduct of such Tax Contest, including settlement or other disposition thereof, provided, however, that Buyer shall have the right to consult with the Seller regarding any such Tax Contest that may adversely affect any of the InterfaceFABRIC Companies for any periods ending after the Closing Date at Buyer’s own expense; and provided, further, that any settlement or other disposition of any such Tax Contest may only be made with the consent of the Buyer, which consent will not be unreasonably withheld, and provided, further, that to the extent that the Buyer unreasonably withholds consent, the Seller’s obligation under Section 10.1 to indemnify the Buyer for such Tax shall terminate and Buyer shall reimburse Seller for the reasonably incurred costs of such contest.

6.9    Certain Post-Closing Settlement Payments and Post-Closing Actions. If any of the InterfaceFABRIC Companies (a) receives any refund of Tax, or (b) utilizes the benefits of any overpayment of Tax which relates to Taxes paid or accrued by any of the InterfaceFABRIC Companies with respect to a taxable period ending before or including the Closing Date in either case which was not taken into account in determining Net Working Capital, the Buyer shall transfer, or cause to be transferred, to the Seller within ten (10) days of receipt the entire amount of the refund or overpayment, net of any Tax payable by the Buyer with respect thereto received or utilized by the Buyer. If the Seller (a) receives any refund of Tax, or (b) utilizes the benefit of any overpayment of Tax which relates to Taxes paid by the Buyer or any of its Subsidiaries with respect to a taxable period, or portion thereof, beginning after the Closing Date, or which was taken into account in determining Net Working Capital, the Seller shall transfer, or cause to be transferred, to the Buyer within ten (10) days of receipt the entire amount of the refund or overpayment, net of any Tax payable by the Seller with respect thereto received or utilized by the Seller.

6.10    Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price.

ARTICLE VII

CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING

The obligations of the Buyer to consummate the Contemplated Transactions at the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Buyer in accordance with Section 11.4):

7.1    Representations and Warranties. The representations and warranties of the Seller in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of such earlier date).

7.2    Performance. Each of the Company and the Seller will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

7.3    Officer’s Certificate. The Buyer shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller certifying that the conditions set forth in Sections 7.1 and 7.2 as to the Seller have been satisfied.

7.4    Necessary Approvals and Consents; HSR. The Seller and the Buyer shall have obtained all consents, approvals, actions and releases of any Person or Governmental Authority specified in Schedule 7.4. The applicable waiting period, if any, under the HSR Act shall have expired or been terminated.

7.5    International Acquisitions. The Seller and Buyer shall have, concurrently with the Closing hereunder, consummated the transactions contemplated by the International Acquisition Agreements.

7.6    Delivery of Stock Certificates. The Seller shall have delivered to the Buyer a certificate or certificates representing the Shares being sold by the Seller, duly endorsed in blank or accompanied by duly executed assignment documents with evidence reasonably satisfactory to the Buyer that all Encumbrances affecting the Shares shall have been released.

7.7    Legality. No Law or Government Order shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that is in effect and (a) has the effect of making the purchase and sale of the Shares illegal or otherwise prohibiting the consummation of the Contemplated Transactions or (b) has a reasonable likelihood of causing a Material Adverse Effect.

7.8    Closing Deliveries. All deliveries expressly required to be made at Closing pursuant hereto by any Person other than the Buyer shall have been made.

7.9    Material Adverse Effect. There shall not have been any fact, circumstance, or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

7.10        FIRPTA. The Seller shall have provided the Buyer with a properly prepared and executed certificate of non-foreign status pursuant to Treasury Regulation § 1.1445-2(b)(2).

7.11        Transition Marks License Agreement. The Seller shall have executed and delivered the Transition Marks Agreement in the form attached hereto as Exhibit A.

7.12        Transition Services Agreement. The Seller shall have executed and delivered the Transition Services Agreement in the form attached hereto as Exhibit B.

7.13        Third Party Licenses. The Company shall have entered into New License Agreements for the Agreed Software in accordance with and subject to the terms of Section 5.17(a).

7.14        Surveys. The Seller shall have cured any Survey Defects that had properly been the subject of a timely notice thereof provided to the Seller in accordance with Section 5.18.

ARTICLE VIII

CONDITIONS TO THE SELLER’S OBLIGATIONS AT THE CLOSING

The obligations of the Seller to consummate the Contemplated Transactions at the Closing is subject to the fulfillment of each of the following conditions (unless waived by the Seller in accordance with Section 11.4):

8.1    Representations and Warranties. The representations and warranties of the Buyer in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of such earlier date).

8.2    Performance. The Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.

8.3    Officer’s Certificate. The Seller shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer certifying that the conditions set forth in Sections 8.1 and 8.2 as to the Buyer have been satisfied.

8.4    Necessary Approvals and Consents; HSR. The Buyer shall have obtained all consents, approvals, actions and releases of any Person or Governmental Authority specified in Schedule 8.4. The applicable waiting period, if any, under the HSR Act shall have expired or been terminated.

8.5    Legality. No Law or Government Order shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that is in effect and has the effect of making the purchase and sale of the Shares illegal or otherwise prohibiting the consummation of the Contemplated Transactions.

8.6    Transition Marks License Agreement. The Buyer and the Company shall have executed and delivered the Transition Marks Agreement in the form attached hereto as Exhibit A.

8.7    Transition Services Agreement. The Buyer and the Company shall have executed and delivered the Transition Services Agreement in the form attached hereto as Exhibit B.

8.8    Workers Compensation Insurance. The Company and the Buyer shall have obtained Workers’ Compensation Policies that are effective as of the Closing.

8.9    Closing Deliveries. All deliveries expressly required to be made at Closing pursuant hereto by any Person other than the Company and the Seller shall have been made.

ARTICLE IX

TERMINATION

9.1    Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a)    By mutual written consent of the Buyer and the Seller;

(b)    By either the Buyer or the Seller:

(i)         by providing written notice to the other at any time after September 30, 2007 (the “Walk-Away Date”); provided, however, that such right to terminate shall not be available to any party if the failure of the Closing to occur by the Walk-Away Date is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by such terminating party; or

(ii)        if a final, nonappealable Government Order permanently enjoining, restraining or otherwise prohibiting the Closing has been issued by a Governmental Authority of competent jurisdiction;

(c)    By the Buyer:

(i)         pursuant to Section 5.1(c)(iv); or

(ii)        if there is a breach in any material respect of, or inaccuracy in any material respect in, any representation or warranty of the Seller contained in this Agreement, or the Company or the Seller shall have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement, which breach, inaccuracy or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Article VII and cannot be or has not been cured on or before thirty (30) days after the Buyer notifies the Seller of such breach, inaccuracy or violation; or

(iii)        if the Seller discloses, or the Buyer otherwise discovers, the existence of a Material Adverse Effect

(d)    By the Seller if there is a breach in any material respect of, or inaccuracy in any material respect in, any representation or warranty of the Buyer contained in this Agreement or the Buyer shall have breached or violated in any material respect any of its covenants and agreements contained in this Agreement, which breach, inaccuracy or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Article VIII and cannot be or has not been cured on or before thirty (30) days after the Seller notifies the Buyer of such breach, inaccuracy or violation.

9.2    Termination of Obligations With Respect to International Acquisitions. The rights and obligations of the Seller and the Buyer relating to the International Acquisitions under this Agreement may be terminated as provided in the International Acquisition Agreements; provided, however, that in the event of a termination of this Agreement, the International Acquisition Agreements shall automatically terminate.

9.3    Effect of Termination.

(a)    In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.4, 5.5, 5.6, 9.3(b), 11.11, 11.12 and 11.14, all of which shall survive the termination of this Agreement), and there shall be no liability on the part of the Buyer, the Seller or the Company or their respective directors, officers and Affiliates, except that nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

(b)    Notwithstanding the provisions of Section 9.3(a), in the event the Seller terminates this Agreement pursuant to Section 9.1(d) as a result of the Buyer’s material breach of any covenant or agreement of the Buyer contained in this Agreement, then promptly following such termination (and in no event later than ten days after such termination), the Buyer shall pay to the Seller $10,000,000 (the “Liquidated Damages”), by wire transfer of immediately available funds to an account designated in writing by the Seller, as liquidated damages and as the Seller’s sole and exclusive remedy with respect to such breach, regardless of whether such claim is based on breach of contract, tort or otherwise. The parties hereto acknowledge that the actual damages to the Seller from any such breach would be uncertain and difficult or impossible to determine with precision and the Liquidated Damages are not a penalty, but instead are a fair and reasonable estimate of actual damages, including costs and expenses.

(c)    In the event of the termination of any rights or obligations of any party under Section 9.2 (other than related to a termination of this Agreement for which notice has been given in accordance with Section 9.3(a)), written notice thereof shall be given to the other party or parties, specifying the provision of the International Acquisition Agreement pursuant to which such termination is made. Upon such termination, no party shall have any further rights or obligations relating to the International Acquisition Agreements, and there shall be no liability on the part of any party thereto or their respective directors, officers and Affiliates, except that nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1    By the Seller. From and after the Closing Date, the Seller shall indemnify, defend, and hold harmless the Buyer, its Affiliates (including the InterfaceFABRIC Companies), and their respective successors and assigns (if any), and their respective officers, directors, employees, stockholders, agents, and any Person who is an Affiliate of such Persons (each, an “Indemnified Buyer Party”) from and against any Liabilities, claims, demands, judgments, losses, costs, damages, or expenses whatsoever (including reasonable attorneys’, consultants’, and other professional fees and disbursements of every kind, nature, and description incurred by such Indemnified Buyer Party in connection therewith) (collectively, “Damages”) that such Indemnified Buyer Party may sustain, suffer, or incur and that result from, arise out of, or relate to (a) any breach of any of the covenants or agreements of the Seller (and the Company, prior to the Closing) contained in Sections 2.3, 2.5, 5.5, 5.8, 5.9(a), 5.12, 5.13, 5.16, 5.17(c) and Article VI of this Agreement, (b) any Debt incurred by any of the InterfaceFABRIC Companies in whole or part prior to the Closing other than Debt set forth on Schedule 10.1(b), (c) subject to the terms of Article VI, all Taxes imposed on or relating to any of the InterfaceFABRIC Companies for any Pre-Closing Tax Period, (d) all Taxes of any Person imposed on any of the InterfaceFABRIC Companies under Treasury Regulation § 1.1502-6 by reason of any affiliation existing on or before the Closing Date, and all Taxes imposed under the federal laws of Canada or any province or territory therein arising in a Post-Closing Tax Period attributable to an event occurring or a deduction or credit claimed in a Pre-Closing Tax Period, (e) any Liability of the Seller or its other Affiliates (other than of the InterfaceFABRIC Companies and other than those Liabilities set forth on Schedule 10.1(e) or any Liability for which the Buyer or the InterfaceFABRIC Companies are responsible under the express terms of this Agreement, the Transition Services Agreement or the Transition Marks License Agreement), (f) subject to the terms of Section 5.8, any Company Employee Plan, and (g) subject to the limitation set forth in Section 10.4(b), any Environmental Condition, to the extent such Environmental Condition has occurred and exists on the Closing Date.

10.2    By the Buyer. From and after the Closing Date, the Buyer shall indemnify, defend, and hold harmless the Seller, its Affiliates, and their respective successors and assigns (if any), and their respective officers, directors, employees, stockholders, agents, and any Person who is an Affiliate of such Persons (each, an “Indemnified Seller Party”) from and against any Damages that such Indemnified Seller Party may sustain, suffer, or incur and that result from, arise out of, or relate to (a) any breach of any of the covenants or agreements of the Buyer (and the Company, after the Closing) contained in Sections 2.3, 2.5, 5.5, 5.6, 5.8, 5.9(b), 5.9(c), 5.12, 5.14, 5.15(b), 5.17(c) and Article VI, of this Agreement, (b) subject to the terms of Article VI, all Taxes imposed on or relating to any of the InterfaceFABRIC Companies for any Post-Closing Tax Period, or (c) any Liability of the InterfaceFABRIC Companies except to the extent such Liability constitutes a Liability for which the Seller is required to indemnify the Buyer pursuant to Section 10.1.

10.3    Indemnification Procedure; Environmental Matters.

(a)    In the event that any Person entitled to indemnification hereunder shall sustain or incur any Damages in respect of which indemnification may be sought by such Person pursuant to this Article X (other than indemnification in respect of Taxes, contests relating to which shall be governed by Section 6.8), the Person seeking such indemnification (the “Indemnitee”) shall assert a claim for indemnification (“Indemnification Claim”) by giving prompt written notice thereof (the “Notice”) to the party (i.e., the Seller or the Buyer) providing indemnification (the “Indemnitor”) and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except and to the extent that the Indemnitor is prejudiced as a result of such failure. The Notice shall set forth with reasonable particularity the basis for the Indemnification Claim and, if estimable, the Indemnitee’s good faith estimate of Damages resulting from such Indemnification Claim. Any dispute relating to an Indemnification Claim shall be resolved by (i) the mutual agreement of the Indemnitor and the Indemnitee, (ii) binding arbitration, if arbitration is agreed to in writing by the Indemnitor and the Indemnitee or (iii) a final order, decree or judgment of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected). No Indemnitee may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, delayed or conditioned), unless (i) the Indemnitor fails to assume and maintain the defense of such claim pursuant to this Section 10.3(a) and (ii) such settlement, compromise or consent includes an unconditional release of the Indemnitor and its officers, directors, employees and Affiliates from all liability arising out of such claim. An Indemnitor may not, without the prior written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (A) such settlement, compromise or consent includes an unconditional release of the Indemnitee and its officers, directors, employees and Affiliates from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnitee and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnitee or any of the Indemnitee’s Affiliates.

(b)    In case any third party claim, action or proceeding (a “Third Party Claim”) is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee of its intention to do so within thirty (30) days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s own expense. Notwithstanding the assumption by the Indemnitor of the defense of any Third Party Claim as provided in this Section 10.3(b), the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

(c)    If the Indemnitor fails to notify the Indemnitee of its desire to assume the defense of any such Third Party Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Third Party Claim, then the Indemnitee may assume the defense of any such Third Party Claim, in which event it may do so in such manner as it may reasonably deem appropriate, provided that (i) the Indemnitee may not settle the Third Party Claim without the Indemnitor’s consent, which consent will not be unreasonably withheld or delayed, and (ii) the Indemnitor may participate in such defense at its own expense.

(d)    Amounts payable by the Indemnitor to the Indemnitee in respect of any Damages for which such party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee, except to the extent that the claim for indemnification is disputed. The Indemnitor and the Indemnitee shall provide reasonable cooperation and assistance, and shall cause their Affiliates to provide reasonable cooperation and assistance, to the other and its counsel in connection with the defense or settlement of any Third Party Claim. Any expenses incurred by the Indemnitee or its Affiliates in providing such cooperation and assistance at the Indemnitor’s request shall be paid by the Indemnitor to the extent such expenses constitute Damages that the Indemnitor is required to indemnify against under this Article X.

(e)    The Buyer and the Seller shall cooperate with one another with respect to resolving any claim or liability with respect to which any party is obligated to indemnify another party hereunder.

(f)    Notwithstanding anything herein to the contrary, without the written consent of the Buyer, the Seller shall not be entitled to assume the defense of, but may participate in the defense of, any matter (each, a “Prohibited Action”) to the extent that: (i) the matter seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief against the Company or any of its Subsidiaries; (ii) the matter relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation; or (iii) with respect to a matter involving an Environmental Condition, the amount of claimed Liabilities in such matter (together with any matters involving Environmental Conditions previously asserted or paid and counted against the Environmental Cap) exceeds the Environmental Cap; provided, however, that in no event shall Buyer settle any Prohibited Action unless Seller has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned).

(g)    In connection with any claim involving an Environmental Condition, the Buyer shall consult with the Seller, including, Wendy Porter, Director of Environmental Management for the Seller, so long as she is employed by the Seller.

10.4    Liability Limit. Except with respect to claims against a Person under applicable Law based on fraud or intentional misrepresentation of that Person, the aggregate amount of the liability of:

(a)    either party for Damages with respect to claims made pursuant to Section 10.1(a) or 10.2(a) (except for a breach of the covenants and agreements of the Buyer and the Company after the Closing in Section 5.6) shall be limited to an amount equal to $63,500,000; and

(b)    the Seller for Damages with respect to claims made pursuant to Section 10.1(g) shall be $500,000 (the “Environmental Cap”); provided, that, the Seller shall have no obligation to indemnify the Buyer pursuant to Section 10.1(g) until the aggregate amount of the Buyer’s Damages exceed $300,000 and then only to the extent the Buyer’s Damages with respect to claims made pursuant to Section 10.1(g) exceed $300,000.

10.5    Calculation of Damages. The amount of any Damages shall be reduced by any insurance proceeds actually received by an Indemnitee with respect to such Damages (net of any increases in premium costs and expenses attributable to the collection of such insurance proceeds); provided, however, that the Indemnitee shall not be obligated to pursue insurance proceeds, but may in lieu thereof authorize the Indemnitor to do so. Except to the extent included in Damages asserted by third parties in Third Party Claims, Damages payable by an Indemnitor under this Article X shall not include punitive damages, damages related to mental or emotional distress, exemplary damages, special damages, lost profits, diminution in value or other indirect damages. For the avoidance of doubt, except as provided above, Damages for breach of this Agreement may include consequential damages if and to the extent such Damages are available under applicable Law for breach of contract claims of the type asserted.

10.6    Exclusive Remedy. After the Closing, and except with respect to claims against a Person under applicable Law based on fraud or intentional misrepresentation of such Person, the indemnities provided for or cross-referenced in this Article X shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the Contemplated Transactions; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.

10.7    No Right of Contribution. The Seller acknowledges and agrees that, upon and after the Closing, none of the InterfaceFABRIC Companies shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make whole for or on account of any Buyer Damages or any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty or the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant, agreement or undertaking of the Company, and the Seller shall have no right of contribution against the InterfaceFABRIC Companies.

ARTICLE XI

MISCELLANEOUS

11.1    Survival. This Article XI and the covenants and agreements of the parties contained in Sections 2.3 2.5, 2.6, 5.5, 5.6, 5.8, 5.9, 5.12, 5.13, 5.14, 5.15(b), 5.17(c), Article VI and Article X of this Agreement shall survive the Closing of this Agreement. All other covenants and other agreements in this Agreement and all of the representations and warranties in this Agreement shall not survive the Closing of this Agreement, other than claims against a Person for fraud or intentional misrepresentation of that Person under applicable Law based on breaches of the representations and warranties, which representations and warranties shall survive for purposes of any such claim and such claim under applicable Law shall not be affected by the nonsurvival of such representations and warranties for purposes of this Agreement and the indemnification provisions hereof. Any claim for indemnification shall be made by giving a notice prior to: (a) with respect to claims made pursuant to Section 10.1(c), 10.1(d) or 10.2(b), the date that is 60 days after the expiration of the applicable statute of limitations, (b) with respect to claims made pursuant to Section 10.1(g), the tenth anniversary of the Closing Date, (c) with respect to claims made pursuant to Section 10.1(a) or 10.2(a) based on any breach of the covenants set forth in Section 2.3  5.8, 5.9, 5.13, 5.14, 5.17(c) or Article VI, the expiration of the term of the applicable covenant, and (d) with respect to any other claim, the second anniversary of the Closing Date.

11.2    Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)    by hand (in which case, it will be effective upon delivery);

(b)    by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c)    by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the second Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Buyer, to it at:

Office Fabrics Holding Corp.
5200 Town Center Circle
Suite 470
Boca Raton, FL 33486
Telephone number: (561) 394-0550
Facsimile number: (561) 394-0540
Attention: Matthew Garff and C. Deryl Couch

with a copy to:

Morgan, Lewis & Bockius LLP
One Oxford Centre, 32nd Floor
Pittsburgh, PA 15219
Telephone number: (412) 560-3300
Facsimile number: (412) 560-7001
Attention: David A. Gerson and Kimberly A. Taylor

If to the Seller or the Company and its Subsidiaries, to it at:

c/o Interface, Inc.
2859 Paces Ferry Road
Suite 2000
Atlanta, Georgia 30339
Telephone number: (770) 437-6800
Facsimile number: (770) 319-6270
Attention: General Counsel

with a copy to:

Kilpatrick Stockton LLP
1100 Peachtree Street
Suite 2800
Atlanta, Georgia 30309
Telephone number: (404) 815-6500
Facsimile number: (404) 815 -6555
Attention: W. Stanley Blackburn

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 11.2 to each of the other parties hereto.

11.3    Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof; provided, however, that prior to or after the Closing, the Buyer may assign all of its rights hereunder to (i) any Affiliate of the Buyer, provided that no such assignment shall relieve the Buyer of its obligations hereunder, (ii) any financial institution, lender, or investor providing to the Buyer debt or equity financing in connection with the Contemplated Transactions, provided that no such assignment shall relieve the Buyer of its obligations hereunder, or (iii) any Person that acquires, by purchase of stock, purchase of assets, merger, or other form of transaction, all or substantially all of the business and assets of the Buyer or its Subsidiaries. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their successors and permitted assignees and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assignees, any legal or equitable rights hereunder.

11.4    Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach, violation or default of or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof.

11.5    Supplemental Disclosures. The Seller and the Buyer shall, from time to time prior to the Closing, by written notice in accordance with this Agreement, supplement, amend or update the Schedules to correct, supplement or update any matter which constituted upon execution and delivery of this Agreement or would constitute as of the Closing Date a breach of any representation and warranty contained herein, provided that any such update shall not be effective for purposes of establishing the satisfaction of the conditions contained in Section 7.1 or Section 8.1 insofar as such condition relates to the truth and accuracy of the representations and warranties of the Seller and the Buyer, respectively, as of the date of this Agreement.

11.6    Entire Agreement. This Agreement, together with the Confidentiality Agreement and all other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, representations, warranties and agreements, whether written or oral, with respect thereto.

11.7    Schedules. If an item is disclosed in any part of any Schedule and the existence of such item or its contents are relevant to any other Schedule, then such item will be deemed to be disclosed in such other Schedule to the extent such item or its contents would be reasonably understood to apply to the information called for by such other Schedule. No disclosure on any Schedule shall be deemed an admission as to the materiality of any item so disclosed. Any matter disclosed in any Schedule shall be deemed to be disclosed with respect to any section or subsection of this Agreement specifically identified in the Schedule whether or not the applicable section or subsection of this Agreement refers to a schedule.

11.8    Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement shall become effective when duly executed by each party hereto.

11.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable law.

11.10    Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

11.11    Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.12    Jurisdiction; Venue; Service of Process.

(a)    Subject to the provisions of Sections 2.5(c), each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, including any Action pursuant to Section 11.13, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party further waives any claim, and shall not assert, that venue should properly lie in any other location within the selected jurisdiction.

(b)    Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

11.13    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

11.14    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT ANY PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

OFFICE FABRICS HOLDING CORP. By: /s/ Matthew Garff Name: Matthew Garff Title: Vice President and Assistant Secretary
INTERFACEFABRIC, INC. By: /s/ Daniel T. Hendrix Name: Daniel T. Hendrix Title: President
INTERFACE, INC. By: /s/ Daniel T. Hendrix Name: Daniel T. Hendrix Title: President